UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2010

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2010 Annual Meeting of Stockholders to be held on Thursday, June 10, 2010 at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

At the 2010 Annual Meeting of Stockholders, you will be asked to:

1.	Elect the eight directors listed in the accompanying Proxy Statement;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011;

3.	Approve the Autodesk, Inc. Executive Incentive Plan (the “EIP”), as amended, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; and

4.	Approve amendments to the Autodesk, Inc. 2008 Employee Stock Plan, as amended (the “2008 Plan”), including to (i) increase the number of shares reserved for issuance under the 2008 Plan by 15.5 million shares and (ii) extend the term of the 2008 Plan to June 28, 2013.

The accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

This year we are continuing to take advantage of a relatively new Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information.

We hope that you will be able to attend this year’s Annual Meeting. At the Annual Meeting we will report to our stockholders on fiscal 2010. There will be an opportunity for all stockholders present at the Annual Meeting to ask questions. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass

Chief Executive Officer and President

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 10, 2010 at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at: The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1)	To elect the eight directors listed in the accompanying Proxy Statement to serve for the ensuing year and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011.

(3)	To approve the Autodesk, Inc. Executive Incentive Plan, as amended, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

(4)	To approve amendments to the Autodesk, Inc. 2008 Employee Stock Plan, as amended, including to (i) increase the number of shares reserved for issuance under the 2008 Plan by 15.5 million shares and (ii) extend the term of the 2008 Plan to June 28, 2013.

(5)	To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2010 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on April 14, 2010.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote on the Internet or by telephone or request and submit your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2010 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed notice of internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo

Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed and made available on or about April 27, 2010.

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND PROCEDURAL MATTERS

2010 Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Autodesk, Inc. (“Autodesk” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 10, 2010, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested to receive a full set paper copy of this Proxy Statement together with our Fiscal Year 2010 Annual Report.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set paper copy of this Proxy Statement and Fiscal Year 2010 Annual Report?

A:	We are continuing to take advantage of a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a notice regarding the Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2011 and future annual meetings of stockholders will continue to be delivered to all of our stockholders by a notice regarding Internet availability, rather than in paper form, unless a stockholder specifically requests to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this proxy statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A:	We are providing stockholders who previously requested to receive full paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investors” or on your proxy card or voting instruction card.

Q:	Where is the Annual Meeting?

A:

The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Directions and maps to the Annual Meeting are available at www.autodesk.com “Contact Us—Locate Offices—Directions—Autodesk San Francisco.” Stockholders are cordially invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect the eight directors specified in this Proxy Statement, approve the ratification of the independent registered public accounting firm, approve the EIP and approve certain amendments to the 2008 Plan.

Q:	Can I attend the Annual Meeting?

A:

Yes, if you are a stockholder of record or a beneficial owner as of April 14, 2010. Please notify our Director of Investor Relations, David Gennarelli, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time; please leave ample time for parking and to check-in.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share, at the close of business on April 14, 2010 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Beneficial owners have the right to direct their broker, trustee or nominee on how to vote their shares, as discussed above. Our stockholders are entitled to cast one vote for each share of Common Stock held by them as of the Record Date.

As of the Record Date, there were 229,265,585 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a broker, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, trustee or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal.

Q: How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern time) on June 9, 2010. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, trustee or nominee holds your shares and you are a beneficial owner, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, trustee or nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the eight directors named in this proxy statement to serve for the ensuing year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011;

(3)	To approve the Autodesk, Inc. Executive Incentive Plan (“EIP”), as amended, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; and

(4)	To approve amendments to the Autodesk, Inc. 2008 Employee Stock Plan, as amended (the “2008 Plan”), including to (i) increase the number of shares reserved for issuance under the 2008 Plan by 15.5 million shares and (ii) extend the term of the 2008 Plan to June 28, 2013.

Q:	What is the voting requirement to approve these proposals?

A:	Proposal One—A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the votes duly cast is required to approve the EIP.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Four—The affirmative vote of a majority of the votes duly cast is required to approve the amendments to the 2008 Plan.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	What happens if I do not cast a vote?

A:	Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners—If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of the EIP (Proposal Three) and the approval of amendments to the 2008 Plan (Proposal Four).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as the broker felt appropriate. Recent rule changes eliminate the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that you vote your shares “FOR” the eight nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011, “FOR” the approval of the EIP, and “FOR” the approval of the amendments to the 2008 Plan.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked prior to the closing of the polls at the Annual Meeting, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

The Company has engaged the services of the Altman Group, a professional proxy solicitation firm, to aid in the solicitation of proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners for a fee of approximately $7,500 plus costs and expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a current report on Form 8-K within four business days of the Annual Meeting. In addition, the results will be posted on our website, at www.autodesk.com under “Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2011 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than December 28, 2010, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by any stockholder entitled to vote who has timely delivered written notice to Autodesk’s General Counsel during the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by a stockholder who has timely delivered written notice which sets forth all information required by Autodesk’s Bylaws to the General Counsel of Autodesk during the Notice Period (as defined below).

The “Notice Period” is defined as the period commencing on the date 75 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders and terminating on the date 45 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2011 annual meeting of stockholders will be from February 11, 2011 to March 14, 2011.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk, or may be found at www.autodesk.com under “Investors—Corporate Governance.” All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, or Notices. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and 2010 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials and 2010 Annual Report.

Stockholders who do not receive a separate Notice or a separate copy of the proxy materials and 2010 Annual Report may request to receive a separate Notice or a separate copy of the proxy materials and 2010 Annual Report by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com.

Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and 2010 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials and 2010 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 10, 2010

The proxy statement and annual report to stockholders are available at:

https://materials.proxyvote.com/052769

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Autodesk’s Bylaws currently set the number of directors at nine. Elizabeth A. Nelson has informed the Board of Directors that she will not seek reelection to the Board of Directors at the Annual Meeting. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated eight individuals to be elected at the Annual Meeting, all of whom are presently directors of Autodesk. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information and Qualifications Regarding the Nominees

The name, age and principal occupation of each nominee as of March 31, 2010, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers. Following the table below is additional narrative disclosure regarding each nominee, including each nominee’s unique qualifications to serve on the Board of Directors.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors, including procedures for nominations of directors.

Name of Nominee	Age	Principal Occupation	Director Since
Carl Bass	52	Chief Executive Officer and President, Autodesk, Inc.	2006
Crawford W. Beveridge	64	Independent Consultant and Non-Executive Chairman of the Board of Directors, Autodesk, Inc.	1993
J. Hallam Dawson	73	Chairman of the Board, IDI Associates	1988
Per-Kristian Halvorsen	58	Chief Innovation Officer and Senior Vice President, Intuit, Inc.	2000
Sean M. Maloney	53	Executive Vice President, Intel Corporation	2007
Mary T. McDowell	45	Executive Vice President, Chief Development Officer, Nokia Corporation	2010
Charles J. Robel	60	Chairman of the Board, McAfee, Inc.	2007
Steven M. West	54	Founder and Partner, Emerging Company Partners, LLC	2007

Carl Bass joined Autodesk in September 1993 and serves as Chief Executive Officer and President. Mr. Bass served as Interim Chief Financial Officer from August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass is a director of McAfee, Inc.

Mr. Bass brings to the Board of Directors extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our Chief Executive Officer and President,

Mr. Bass possesses a deep knowledge and understanding of Autodesk’s business, operations, employees, the opportunities and risks faced by Autodesk and management’s strategy and plans for accomplishing Autodesk’s goals. His service on the board of directors of McAfee provides Mr. Bass with a strong understanding of his role as a director.

Crawford W. Beveridge is the non-executive Chairman of the Board of Directors of Autodesk. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, Inc., including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Mr. Beveridge is a director of Scottish Equity Partners Ltd. and eSilicon Corporation.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk’s technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board of Directors as non-executive Chairman. Mr. Beveridge’s extensive international experience, gained from his roles as Chief Executive of Europe’s largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board of Directors.

J. Hallam Dawson has served as Chairman of the board of directors of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of OneCalifornia Bank.

Mr. Dawson, our longest serving independent director, brings to our Board of Directors over five decades of experience with finance, capital markets and accounting. He has a deep understanding of Autodesk’s business and technology. As the former president of one of the country’s largest banks, Mr. Dawson has the financial acumen necessary to serve on our Audit Committee. His deep international experience also provides him with an understanding of the challenges facing a global company. Mr. Dawson also brings strong consensus-building skills and a functional understanding of the role of the board of directors developed through his service as a director of public and private companies and a charitable organization.

Per-Kristian Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit, Inc. since July 2009. Previously, he was the Chief Technology Innovation Officer and Chief Technology Officer of Intuit, Inc. from December 2006 to July 2009. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Mr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center, where he worked for 17 years. Mr. Halvorsen is a director of Finn.no and Iron Mountain Incorporated.

Mr. Halvorsen is independent and has extensive experience in the technology industry. His over two decades of experience working with various technology companies provides him with a firm understanding of Autodesk’s industry, business and technology. His past service on the board of directors of Symantec Corporation gives Mr. Halvorsen a clear understanding of his role as a director. His years of service as an executive officer at technology companies, including Intuit and HPLabs, provide him with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Sean M. Maloney has been Executive Vice President of Intel Corporation since July 2006. Prior to holding this position, Mr. Maloney held a number of executive positions within Intel Corporation since 1995. Mr. Maloney is currently on a medical leave of absence from Intel Corporation. Mr. Maloney is a director of Clearwire Corporation.

Mr. Maloney is independent and brings over two decades of experience in the technology industry. Mr. Maloney’s experience at Intel, including his prior role as Chief Sales and Marketing Officer of Intel, and his time spent overseas, provide him with a strong understanding of Autodesk’s industry, business and technology as well as Autodesk’s international operational challenges. Mr. Maloney’s years of service as an executive officer at Intel provide him with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee. His service as a director for Clearwire Corporation also provides him with a firm understanding of his role as a director.

Mary T. McDowell has served as Executive Vice President, Chief Development Officer of Nokia Corporation since January 2008. Previously, she served as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia, Ms. McDowell spent seventeen years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett Packard Company, including most recently as Senior Vice President, Strategy and Corporate Development of Hewlett-Packard Company. Ms. McDowell is also a director NAVTEQ Corporation.

Ms. McDowell, the newest member of our Board of Directors, is independent and brings to our Board of Directors extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk’s core mission, business and technology. Ms. McDowell is also a frequent public speaker on topics including strategy leadership and consumer centricity.

Charles J. Robel has served as the Chairman of the Board of Directors of McAfee, Inc. since October 2006. Previously he was a Managing Member and the Chief of Operations for Hummer Winblad Venture Partners, a venture capital firm, from June 2000 to December 2005. Prior to joining Hummer Winblad, Mr. Robel led the High Technology Transaction Services Group of PricewaterhouseCoopers LLP in Silicon Valley from 1995 until 2000 and served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers from 1985 to 1995. In addition to his service to McAfee, Inc., Mr. Robel is also a director of Informatica Corporation and DemandTec, Inc., and previously served on the boards of directors of Adaptec, Inc. and Borland Software Corporation.

Mr. Robel is independent and has extensive experience in accounting and the technology industry. His twenty-six years of experience at PricewaterhouseCoopers brings a valuable perspective to our Board of Directors and a strong understanding of Autodesk’s industry, business and technology. Mr. Robel’s service on the boards of directors of other public companies, such as Adaptec, DemandTec, Informatica and McAfee, has provided a firm understanding of his role as a director. His public accounting experience, investment experience with Hummer Winblad, service on the audit committee of Informatica and role as chairman of the audit committees of DemandTec, Borland Software and Adaptec provide Mr. Robel with the financial acumen and leadership skills necessary to serve as the Chairman of our Audit Committee.

Steven M. West is a founder and partner of Emerging Company Partners, LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. Mr. West is a director of Cisco Systems, Inc.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, LLC, a technology consulting firm, provide Mr. West with a firm understanding of Autodesk’s industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. His service as a director of Cisco Systems and Gadzooks Networks, and his participation in numerous audit committee and compensation committee focus groups provide Mr. West with the leadership skills and executive compensation knowledge necessary to serve as the Chairman of our Compensation and Human Resources Committee.

Pursuant to the employment agreement between the Company and Carl Bass, the Company has agreed to continue to nominate Mr. Bass to serve as a member of the Company’s Board of Directors for as long as he is employed by the Company.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2011, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the meeting. The Ernst & Young representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2010 and 2009.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$2,348,400	$3,488,376
Audit-Related Fees	—	—
Tax Fees(2)	959,799	1,008,644
All Other Fees	—	—

Total	$3,308,199	$4,497,020

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal controls included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Periodically, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at subsequent Audit Committee meetings.

PROPOSAL THREE

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

On April 14, 2005, our Board of Directors adopted the Executive Incentive Plan (the “EIP”), which was subsequently approved by our stockholders on June 23, 2005. On March 26, 2010, our Board of Directors amended the EIP to provide for payment of bonuses that are not intended to qualify as “performance-based compensation.” The EIP is structured to permit the payment of bonuses to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) limits our ability to deduct for United States Federal income tax purposes compensation in excess of $1,000,000 paid to each of the Company’s Chief Executive Officer and its three other highest paid executive officers (other than the Company’s Chief Financial Officer) in any one fiscal year. Grants of awards under the EIP will be subject to the $1,000,000 deduction limitation unless the EIP complies with the requirements of Section 162(m) for “performance-based compensation.” One of the requirements of “performance-based compensation” is that, if the Compensation Committee is given the authority under a plan to set specific performance targets, the material terms of the plan under which such performance targets are set must be approved by the stockholders every five years. Therefore, to comply with the Code Section 162(m), we are asking stockholders once again to approve the EIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE EXECUTIVE INCENTIVE PLAN.

Description of the EIP

The following paragraphs provide a summary of the principal features of the EIP. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the EIP, which is attached hereto as Appendix A. Capitalized terms that are not defined have the meanings set forth in the EIP.

Eligibility. Participants in the EIP are executive officers and key employees of the Company, chosen solely at the discretion of the Compensation and Human Resources Committee. No person is automatically entitled to participate in the EIP in any plan year. As of March 25, 2010, all executive officers were chosen to participate for fiscal year 2011. Each participant must remain an employee of the Company for all of fiscal year 2011 in order to be eligible to receive any award. Because our executive officers are eligible to receive awards under the EIP, our executive officers have an interest in this proposal. Participants in the EIP may also be eligible to receive discretionary bonuses, or other types of compensation, outside of the EIP.

Purposes. The purposes of the EIP are to motivate the participants to achieve goals relating to the performance of Autodesk or one of its business units or other objectively determinable goals and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Autodesk by motivating executive officers to perform to the best of their abilities and to achieve Autodesk’s objectives. If certain requirements are satisfied, bonuses issued under the EIP may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration. The EIP will be administered by the Compensation and Human Resources Committee, consisting of no fewer than two members of the Board of Directors who are not employees of Autodesk and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).

Determination of Awards. Under the EIP, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee may choose from one or more of the following performance criteria: annual revenue; cash position; earnings per share; net income; operating cash flow; operating margins; operating income; return on assets; return on equity; return on sales; total stockholder return; or other performance objectives.

The performance criteria may be based on absolute target numbers or growth in one or more such categories compared to a prior period, and may differ for each participant. The financial measures that constitute performance criteria may, at the discretion of the Compensation and Human Resources Committee, be based on pro-forma numbers excluding extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, stock option expensing or the like. The performance measures may also, as the Compensation and Human Resources Committee specifies, either include or exclude the effect of payment of the bonuses under the EIP or any other bonus plan of the Company. Performance criteria may apply to Autodesk or to one of our business units. Any other performance objectives must relate to a goal that is objectively determinable within the meaning of Code Section 162(m).

Our Compensation and Human Resources Committee may provide that attainment of a performance goal will be measured by adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 225 20, Income Statement —Extraordinary and Unusual Items, and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting Autodesk’s or a business unit’s reported results.

Target Award Determination. The Compensation and Human Resources Committee establishes the target award and payout formula for each participant. Each target award and payout formula must be set forth in writing.

For fiscal 2011, the Compensation and Human Resources Committee set target awards under the EIP to each executive officer, including the CEO, based on revenue and operating margin goals. These fiscal 2011 bonuses are intended to qualify as deductible “performance-based compensation” under Code Section 162(m).

Payout Determination and Certification. Prior to the payment of any award, the Compensation and Human Resources Committee must certify in writing the extent to which the performance goals applicable to each participant for the applicable performance period were achieved or exceeded. The award for each participant will be determined by applying the payout formula to the level of actual performance that has been certified by the Compensation and Human Resources Committee, although such committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the EIP.

Payment of Awards. All awards will be paid in cash solely from our general assets as soon as is practicable following determination of the award, but in no event later than 2  1/2 months after the end of the applicable performance period, unless the Compensation and Human Resources Committee chooses to defer the payment of awards as it determines, in its discretion, is necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

Maximum Award. The amounts that will be paid pursuant to the EIP are not currently determinable. The maximum bonus payment that any participant may receive under the EIP in any of our fiscal years is $4,000,000.

Non-Performance-Based Compensation Bonuses. The Compensation and Human Resources Committee may determine to pay cash bonuses under the EIP that are not intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and which shall be payable pursuant to such terms and conditions as the Compensation and Human Resources Committee may determine in its sole discretion; provided, however, that in no event shall payment of a bonus under the EIP that is not intended to be “performance-based compensation” be contingent upon failure to achieve the performance goals under an otherwise performance-based arrangement in accordance with the regulations under Section 162(m).

Term of Plan. The EIP was first applied to bonuses for fiscal 2006 and will continue until terminated by the Compensation and Human Resources Committee.

Amendment and Termination. The Compensation and Human Resources Committee may amend, modify, suspend or terminate the EIP, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the EIP or in any award granted under the EIP. However, no such amendment, alteration, suspension or discontinuation may be made which would (i) impair any payments to participants made prior to such amendment, modification, suspension or termination, unless the Compensation and Human Resources Committee has made a determination that such amendment or modification is in the best interests of all persons to whom awards have theretofore been granted, and in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award or (ii) cause compensation that is, or may become, payable under the EIP to fail to qualify as “performance-based compensation.” To the extent necessary or advisable under applicable law, including Code Section 162(m), amendments will be subject to stockholder approval.

Indemnification. Our Board of Directors and Compensation and Human Resources Committee are generally indemnified by Autodesk for any liability arising from claims relating to the EIP.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the bonus payment received in the year of receipt. The bonus payment will be subject to applicable income and employment tax withholding by Autodesk. If and to the extent that the EIP payments satisfy the requirements of Code Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

Awards under the EIP are determined based on actual performance, so future actual awards are not determinable at this time. The Compensation and Human Resources Committee determined that for fiscal 2011, each of our executive officers is eligible to receive a bonus under the EIP. Non-employee directors are not eligible to participate in the EIP.

For fiscal 2010, the Compensation and Human Resources Committee made awards under the EIP to our executive officers. For more information, please see “Executive Compensation—Compensation Discussion and Analysis.”

PROPOSAL FOUR

APPROVAL OF AMENDMENTS TO THE 2008 EMPLOYEE STOCK PLAN

The Board of Directors is asking stockholders to approve amendments to Autodesk’s 2008 Employee Stock Plan (the “2008 Plan”) to among other things (i) increase the number of shares reserved for issuance under the 2008 Plan by 15.5 million shares and (ii) extend the term of the 2008 Plan to June 28, 2013, so that we can continue to use the 2008 Plan to achieve Autodesk’s employee performance, recruiting, retention and incentive goals, as well as to receive a federal income tax deduction for certain compensation paid under the 2008 Plan. If stockholders approve the amendments to the 2008 Plan, the number of shares of Common Stock reserved for issuance under the 2008 Plan will be 15.5 million shares plus that number of shares remaining under the existing 2008 Plan, not to exceed 500,000 shares. The 2008 Plan is currently set to expire on March 31, 2011, after which no new equity awards may be granted thereunder. If stockholders approve the amendments to the 2008 Plan, equity awards may be granted until June 28, 2013.

As of April 16, 2010, there were 652,126 shares remaining for future grant under the 2008 Plan and 2,950,000 shares remaining for future grant under the 2010 Outside Directors’ Stock Plan, which were the only two active stock plans under which we were able to grant awards at that date. In addition, at April 16, 2010, there were a total of 34,278,413 options outstanding with a weighted average exercise price of $28.17 and remaining contractual life of 4.29 years under all of our active and expired or terminated stock plans. There were a total of 815,688 unvested restricted stock units outstanding under the 2008 Plan and 30,001 unvested shares of restricted stock outstanding under the 2010 Outside Directors’ Stock Plan and all of our expired or terminated directors’ stock plans.

Approval of the amendments to the 2008 Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting. If stockholders do not approve the amendments, Autodesk’s ability to include equity compensation as part of our employees’ total compensation package will be limited following the expiration of the 2008 Plan. Our executive officers have an interest in this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2008 PLAN.

Background and Purpose

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. Our current stock plan, the 2008 Plan, expires on March 31, 2011.

The purposes of the 2008 Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees, and promote the success of our business. We believe that equity awards should be a key part of employee compensation, that equity awards promote employee attention to the importance of running the business with a focus on revenue growth and profitability and that equity awards enable us to compete effectively for the best talent in the software industry.

The Benefits of Equity Compensation for Autodesk, our Employees and Stockholders

We strongly believe that the approval of the amendments to the 2008 Plan and the ability to grant equity awards are essential to our continued success. Equity compensation is essential to attracting and retaining talented employees and keeping employees motivated. If the amendments to the 2008 Plan are not approved at the Annual Meeting, it would seriously hamper our ability to attract and retain the talent we need, and therefore, could affect our success.

Equity compensation is a key component of employee compensation both at Autodesk and in our competitive labor markets, and we encourage equity ownership. Equity awards give employees the perspective of an owner with a stake in the success of Autodesk. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success. Furthermore, we believe that equity awards align the interests of our employees with those of our stockholders by providing an incentive to increase long-term stockholder value. As a result, Autodesk currently grants stock options and restricted stock units under the 2008 Plan. The stock options generally vest over four years or less and generally must be exercised within seven years of the date of grant. Our employees derive benefit from these stock options only after they have remained with Autodesk through the vesting date and only to the extent that the value of our Common Stock has appreciated from the time the options were granted. The restricted stock units generally vest over three years or less. Restricted stock units are granted as an additional retention tool to our executive officers. The 2008 Plan includes a variety of forms of equity awards, including stock options, restricted stock, and restricted stock units to allow the Company to adapt its equity compensation program to meet the needs of the Company in the changing business environment in which the Company operates.

We believe that equity awards are an important competitive tool in the technology industry and are essential to recruiting and retaining the highly qualified technical and other key personnel which are key to our success. We believe that we must offer competitive compensation packages in order to attract and retain people who can keep us on a course of continued success. Although higher salaries can compensate to some extent for the lack of stock options or other equity awards, we believe that over time we would be at a competitive disadvantage without the focus on success and power of retention provided by equity compensation. Elimination of our equity compensation program would seriously hamper our ability to attract and retain the talent we need to develop the products and the sales and marketing strategies that will define our future success. In recent years, we have hired and retained a number of key performers who have been instrumental in achieving our current success. More broadly, our entire employee base, substantially all of whom receive equity compensation, are motivated to achieve results that drive stockholder value. We believe our equity compensation program has been critical in attracting and retaining a highly effective work force.

Policies Related to our Equity Compensation Programs

The Board of Directors maintains certain policies relating to our equity compensation program. These policies are not part of the 2008 Plan, however they are important to understanding the Company’s use of equity compensation as part of our employees’ total compensation package.

Option Overhang. The Board of Directors and executive officers have been committed to maintaining a reasonable option “overhang” amount, which we define as the percentage of options outstanding relative to the Company’s outstanding stock, and we believe these policies are working. Our overhang was 13% in fiscal 2007, 11% in fiscal 2008, 12% in fiscal 2009 and 13% in fiscal 2010.

Limitations on Our Annual Equity Grants. Our Board of Directors is committed to maintaining a reasonable annual equity grants rate. We have reduced the level of equity grants on a gross basis from 5.2% of Common Stock outstanding in fiscal 2005 to 3.5% in fiscal 2010. In addition, the Board of Directors maintains an annual equity award percentage limitation policy, which limits the number of shares underlying equity awards that we can grant under our stock plans. Previously, this policy provided that the aggregate number of shares underlying equity awards granted pursuant to the 2008 Plan will not exceed 2.5% per year of our outstanding Common Stock during any given fiscal year. In fiscal 2009, the Board of Directors raised the fiscal 2010 annual equity award limit from 2.5% to 3.5%. The Board of Directors took this action in response to the global economic slowdown, which has negatively impacted our financial results and significantly depreciated our stock price. Consequently, we increased the annual equity award limit in an effort to remain competitive in our industry and retain and motivate our key employees in a difficult operating environment. Awards issued in connection with business combinations or the appointment of new senior executive officers are not included in calculating whether the 3.5% limitation has been reached. These calculations are based on gross awards and are not net of cancellations. In addition, each restricted stock unit granted is counted as two shares toward this limitation, which calculation excludes awards issued in connection with business combinations or the appointment of new senior executive officers.

Stock Repurchase Program. We maintain a stock repurchase program to, among other things, offset the dilutive impact of our stock plans. Our executive officers have recommended to the Board of Directors that we maintain our policy of repurchasing shares of Common Stock to offset current or projected dilution, subject to the requirements of Delaware law and consistent with the duty of the Board of Directors to evaluate various potential uses of our cash in light of then-existing business conditions. We repurchased approximately 4.2 million shares in fiscal 2007, 12.1 million shares in fiscal 2008, 8.0 million shares in fiscal 2009 and 2.7 million shares in fiscal 2010. The relatively lower share repurchase in fiscal 2010 was largely due to economic conditions during that period, which resulted in lower levels of stock option exercises and dilution.

Executive Equity Holding Program. Our directors and executive officers are encouraged to be Autodesk stockholders through participation in our stock option plans. The Board of Directors has established voluntary stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Company’s voluntary stock ownership guidelines.

Prohibition Against Stock Option Repricings. By prohibiting the repricing of stock options in each of the 2008 Plan and the 2010 Outside Directors’ Stock Plan, the Board of Directors has eliminated the possibility of achieving gain from stock options unless all stockholders can benefit from the effect of an increase in stock price.

Description of the 2008 Plan

The following paragraphs provide a summary of the principal features of the 2008 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2008 Plan, including the proposed amendments, which is attached hereto as Appendix B. Capitalized terms that are not defined have the meanings set forth in the 2008 Plan.

Awards. The 2008 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, and restricted stock units (each individually, an “Award”).

Stock Subject to the 2008 Plan. The number of shares of our Common Stock initially reserved for issuance under the 2008 Plan was 16,500,000 shares, plus a number of additional shares equal to that number of shares that had been reserved but not issued nor subject to outstanding equity awards under the 2006 Employee Stock Plan as of the termination of the 2006 Employee Stock Plan in March 2008 (not to exceed 1,000,000 shares). If stockholders approve the amendments to the 2008 Plan, the number of shares of Common Stock reserved for issuance under the 2008 Plan will be increased by 15.5 million shares. However, no more than 2,500,000 of the 15.5 million shares added to the 2008 Plan may be issued pursuant to Awards of restricted stock and restricted stock units.

Administration. The 2008 Plan may be administered by the Board of Directors or a committee of the Board of Directors (the “Administrator”). Subject to the provisions of the 2008 Plan, the Administrator has the authority to: (1) construe and interpret the 2008 Plan and Awards granted under the 2008 Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2008 Plan, (3) select the persons to whom Awards are to be granted, (4) determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms, conditions and restrictions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement to be entered into between Autodesk and the participant), (7) modify or amend any outstanding Award subject to applicable legal restrictions (except that repricing of a stock option without stockholder approval is prohibited), (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the 2008 Plan, (10) allow participants to satisfy withholding tax obligations by, among other things, electing to have Autodesk withhold from the shares to be issued upon exercise or vesting of an Award that number of shares having a fair market value equal to the minimum amount required to be withheld, (11) determine the fair market value of our Common Stock, (12) approve the forms of agreement for use under the 2008 Plan, and (13) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2008 Plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board of Directors has currently delegated to the Compensation and Human Resources Committee authority to grant equity awards to all employees including executive officers of Autodesk.

Eligibility to Receive Awards. The 2008 Plan provides that stock options, restricted stock and restricted stock units may be granted only to our employees.

Term. The 2008 Plan is currently set to expire on March 31, 2011. If stockholders approve the amendment to the 2008 Plan, the term of the 2008 Plan will be extended until June 28, 2013.

No Repricing. The 2008 Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, unless stockholder approval is obtained.

Terms and Conditions of Stock Options. Each stock option granted under the 2008 Plan is evidenced by a written stock option agreement between the optionee and Autodesk and is subject to the following terms and conditions:

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Section 162(m) Share Limit for Stock Options. In order that stock options may qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted stock options to purchase more than 1,500,000 shares in any fiscal year, except that up to 3,000,000 shares may be granted in a participant’s first fiscal year of service.

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Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of our Common Stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Autodesk or any of its subsidiaries (a “10% Stockholder”).

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Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment may generally be made by cash, check, other shares of Autodesk’s Common Stock owned by the optionee, delivery of a properly executed notice with such other documentation as the Administrator and broker may require and the sale proceeds required to pay the exercise price or by a combination of the foregoing.

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Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date when the stock option is to become exercisable. The 2008 Plan, as amended, provides that in no event may a stock option granted under the 2008 Plan be exercised more than seven (7) years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the stock option will be for no more than five (5) years from the date of grant. If the stockholders approve the amendment to the 2008 Plan, a stock option award under the 2008 Plan, as amended, may be exercisable for up to ten (10) years after the date of grant.

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Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), all vested stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) such period of time as is set forth in his or her stock option agreement, which Autodesk currently sets at from three to twelve months, or (ii) the expiration date of the stock option.

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Permanent Disability. If an optionee is unable to continue employment as a result of permanent and total disability (as defined in the Code), all vested stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) twelve months after the date of termination of the optionee’s employment or (ii) the expiration date of the stock option.

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Death. If an optionee dies while employed by us, all stock options held by such optionee under the 2008 Plan expire upon the earlier of (i) twelve months after the optionee’s death or (ii) the expiration date of the Option. The executor or other legal representative of the optionee may exercise all or part of the optionee’s Option at any time before such expiration with respect to all shares subject to such Option.

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ISO Limitation. If the aggregate fair market value of all shares subject to an optionee’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess stock options will be treated as nonstatutory stock options.

Term and Conditions of Restricted Stock. Each Award of restricted stock granted under the 2008 Plan is evidenced by a written restricted stock agreement between the participant and Autodesk and is subject to the following terms and conditions:

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Section 162(m) Share Limit for Restricted Stock. In order that Awards of restricted stock may qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted more than 300,000 shares of restricted stock (and/or restricted stock units) in any fiscal year, except that up to 600,000 shares of restricted stock (and/or restricted stock units) may be granted in a participant’s first fiscal year of service.

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Vesting and Other Restrictions. In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The performance goals may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities.

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Stockholder Rights. A holder of restricted stock will have the full voting rights of a holder of Common Stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock unless otherwise provided in the Award agreement; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividend or distribution was paid.

Term and Conditions of Restricted Stock Units. Each Award of restricted stock units granted under the 2008 Plan is evidenced by a written restricted stock unit agreement between the participant and Autodesk and is subject to the following terms and conditions:

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Section 162(m) Share Limit for Restricted Stock Units. In order that Awards of restricted stock units may qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted more than 300,000 restricted stock units (and/or shares of restricted stock) in any fiscal year, except that up to 600,000 restricted stock units (and/or shares of restricted stock) may be granted in a participant’s first fiscal year of service.

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Vesting and Other Restrictions. Restricted stock units are Awards that result in a payment to a participant (in the form of cash, shares of Common Stock of equal value, or a combination of the two, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the Awards otherwise vest. The applicable performance goals (which may be solely continued employment) will be determined by the Administrator, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities. If the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, the vesting criteria will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance Goals. The Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Administrator desires that an Award qualify as “performance-based compensation” under Section 162(m) of the Code (discussed below), then at the Administrator’s discretion, one or more of the following performance goals may apply:

•	Earnings per share

•	Net income

•	Operating margins

•	Revenue

•	Total stockholder return

Each of these goals is defined in the 2008 Plan. Any criteria used may be measured, as applicable (1) on a pro forma basis (as defined in the 2008 Plan), (2) in absolute terms, (3) in relative terms (including, but not limited to, the passage of time and/or against another company or companies or financial metrics), (4) on a per-share and/or share per capita basis, (5) against the performance of the Company as a whole or particular segments or products of the Company, and/or (6) on a pre-tax or after-tax basis.

By granting Awards that vest upon achievement of performance goals, the Administrator may be able to preserve the Company’s deduction for certain compensation in excess of $1,000,000. Section 162(m) of the Code limits the Company’s ability to deduct annual compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance to $1,000,000 per individual. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the 2008 Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per person limits on shares covered by Awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

Leave of Absence. In the event that an employee goes on a leave of absence approved by the Administrator, Award vesting will continue during such leave, except as required by law or as otherwise determined by the Administrator.

Non-Transferability of Awards. Unless otherwise determined by the Administrator, an Award granted under the 2008 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award may not be transferred for value.

Adjustments Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by us, appropriate proportional adjustments will be made in the number of shares subject to the 2008 Plan, the individual fiscal year limits applicable to Awards, the number of shares of stock subject to any Award outstanding under the 2008 Plan, and the exercise price of any such outstanding option. Any such adjustment will be made by the Administrator, whose determination will be conclusive.

Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of Autodesk, the Administrator is required to provide notice to each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may permit a participant to exercise his or her Award until ten (10) days prior to such transaction as to all of the shares covered by an Award. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse in full, and that any Award vesting will fully accelerate, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

Change of Control. In the event of a change of control, the successor corporation (or its parent or subsidiary) is required to assume or substitute each outstanding Award. If the successor corporation refuses to assume the Awards or to substitute equivalent Awards, such stock options, and if the stockholder approve the amendment of the 2008 Plan, restricted stock and restricted stock units, will become 100% vested, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to Awards with performance-based vesting will be deemed achieved at 100% target levels and all other terms and conditions met. In such event, the Administrator is required to provide notice to the participant that each stock option subject to exercise is fully exercisable for fifteen days from the date of such notice and that the stock option terminates upon expiration of such period.

Amendment, Suspensions and Termination of the 2008 Plan. Autodesk’s Board of Directors may amend, suspend or terminate the 2008 Plan at any time; provided, however, that stockholder approval is required for any amendment that increases benefits to participants, increases the number of shares available for grant, modifies the requirements for participation, or otherwise to the extent necessary to comply with applicable laws. In addition, no amendment, suspension or termination may impair the rights of any participant without his or her consent.

New Plan Benefits

The number of Awards (if any) that an employee may receive under the 2008 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Our executive officers have an interest in this proposal because they are eligible to receive Awards under the 2008 Plan. Non-employee directors are not eligible to participate in the 2008 Plan. The following table sets forth (a) the total number of shares subject to stock options and restricted stock units granted under the 2008 Plan to the listed persons and groups from February 1, 2009 through January 31, 2010, (b) the weighted average per share exercise price of such stock options and (c) the dollar value of such restricted stock units. The last reported trade price for shares of Common Stock on March 31, 2010, was $29.38.

Name of Individual or Group Named Executive Officers	Number of Securities Underlying Options Granted	Weighted Average Per Share Exercise Price(s)	Number of Securities Underlying Restricted Stock Units Granted	Dollar Value of Restricted Stock Units Granted
Carl Bass, Chief Executive Officer and President	525,000	$16.53	24,000	$562,560
Mark J. Hawkins, Executive Vice President and Chief Financial Officer	150,000	19.01	31,500	627,610
George M. Bado, Executive Vice President, Sales and Services	100,000	16.53	10,424	202,352
Jay Bhatt, Senior Vice President, Architecture, Engineering and Construction	100,000	18.00	15,657	269,020
Robert L. Kross, Senior Vice President, Manufacturing	75,000	16.53	12,909	234,011
All executive officers, as a group (11 persons)	1,400,000	16.90	166,316	3,227,916
All employees who are not executive officers, as a group	5,226,004	14.55	547,506	12,995,842

Federal Tax Aspects

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Awards granted under the 2008 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Nonstatutory Stock Options. No taxable income is recognized when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of Common Stock will be taxed as capital gain or loss.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be taxed as capital gain or loss.

Restricted Stock and Restricted Stock Units. A participant generally will not have taxable income upon grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the Shares on that date or the cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Section 409A. Section 409A of the Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with a stock option award under the 2008 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, the 2008 Plan has been designed to permit the Administrator to grant stock options that qualify as “performance-based compensation” under Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such awards. Restricted stock units do not vest based on the attainment of performance goals, and therefore the Company will not be permitted a federal income tax deduction in connection with grants of restricted stock units to “covered employees.”

For more information about equity compensation plans approved by our stockholders, please see “Executive Compensation—Equity Compensation Plan Information.”

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board of Directors provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance and have over those years developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board of Directors’ exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. The Board of Directors first adopted the Guidelines in December 1995 and has refined them from time to time since then. For example, in March 2007, the Board of Directors amended the Guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board of Directors would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of Directors of such resignation. In March 2009, the Board of Directors again amended the Guidelines to provide for a non-executive Chairman of the Board of Directors. In March 2010, the Board of Directors further amended the Guidelines, among other things, to clearly outline the responsibility of our Board of Directors for the oversight of Autodesk’s risk management. The Guidelines are available on our website at www.autodesk.com under “Investors—Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents and persons reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investors—Corporate Governance.” We last amended our Code of Business Conduct in September 2007. We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market.

Stock Ownership Guidelines

Our directors and executive officers are encouraged to be Autodesk stockholders through participation in our stock option plans. The Board of Directors has established voluntary stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Company’s voluntary stock ownership guidelines.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carl Bass, our Chief Executive Officer and President, all of its members are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board of Directors held a total of eight meetings (including regularly scheduled and special meetings) during fiscal 2010. No director attended fewer than 75 percent of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any during fiscal 2010. The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. During fiscal 2010, the Board of Directors also had one ad hoc committee: the Evaluation Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Charles J. Robel (Chairman), J. Hallam Dawson and Elizabeth A. Nelson, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Mr. Robel, Mr. Dawson and Ms. Nelson are each an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held twelve meetings during fiscal 2010. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

On April 20, 2010, on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the following appointments to the Audit Committee: Charles J. Robel (Chairman), J. Hallam Dawson and Crawford W. Beveridge. The Board of Directors has determined that Mr. Robel, Mr. Dawson and Mr. Beveridge are each “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market and that Mr. Robel and Mr. Dawson are each an “audit committee financial expert” as defined in rules of the SEC. These appointments will be effective on June 10, 2010, the date of the Company’s 2010 Annual Meeting of Stockholders.

See “Report of the Audit Committee of the Board of Directors” below for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Steven M. West (Chairman), Per-Kristian Halvorsen and Sean M. Maloney, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options and restricted stock to executive officers and non-executive employees under our stock plans. Because options are granted automatically to non-employee directors under the non-discretionary 2010 Outside Directors’ Stock Plan, the Compensation and Human Resources Committee consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of Autodesk’s processes and procedures for the consideration and determination of executive compensation.

The Compensation and Human Resources Committee held ten meetings during fiscal 2010. The Compensation and Human Resources Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

On April 20, 2010, on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the following appointments to the Compensation and Human Resources Committee: Steven M. West (Chairman), Per-Kristian Halvorsen and Mary T. McDowell. These appointments will be effective on June 10, 2010, the date of the Company’s 2010 Annual Meeting of Stockholders.

The “Compensation Committee Report” is included in this proxy statement on page 44.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chairman) and Crawford W. Beveridge, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of members of the Board of Directors and recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board of Directors and reviewing and making recommendations regarding director composition and the mandates of Board of Directors committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Corporate Governance and Nominating Committee held three meetings during fiscal 2010. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

On April 20, 2010, on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the following appointments to the Corporate Governance and Nominating Committee: Per-Kristian Halvorsen (Chairman), Crawford W. Beveridge and Sean M. Maloney. These appointments will be effective on June 10, 2010, the date of the Company’s 2010 Annual Meeting of Stockholders.

Evaluation Committee

The Evaluation Committee consisted of Sean M. Maloney and Steven M. West, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Evaluation Committee was established by the Board of Directors in April 2009 following separate requests from representative plaintiffs from each of two lawsuits brought against the Company, certain of its current and former members of the Board of Directors, and current and former executive officers (the “Giles Case” and the “Koerner Case”) that the Board of Directors review the processes followed and conclusions reached during the investigation of the Company’s historical stock option practices and related accounting (the “Demand Letters”). The Evaluation Committee retained independent counsel to assist in their review of the Demand Letters. The plaintiff in the Giles Case subsequently withdrew her demand letter. After a thorough review and analysis, the Evaluation Committee determined that it would not be in the best interests of the Company and its stockholders to pursue any of the claims raised in the Koerner Demand Letter. On August 11, 2009, the Board of Directors met and considered the report of the Evaluation Committee and unanimously rejected the Koerner Demand Letter.

The Evaluation Committee held seven meetings during fiscal 2010.

Board Leadership Structure

Our Corporate Governance Principles provide that the Board of Directors shall fill the Chairman of the Board of Directors and Chief Executive Officer positions after consideration of a number of factors, including current size of our business, composition of the Board of Directors, current candidates for such positions, our succession planning goals and the like. We currently separate the positions of Chief Executive Officer and Non-executive Chairman of the Board of Directors. Since March 2009, Mr. Beveridge, one of our independent directors who previously served as our Lead Director, has served as our non-executive Chairman of the Board of Directors. Our Corporate Governance Principles also provide that in the event that the Chairman of the Board of Directors is not an independent Director, the Board of Directors should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board of Directors or the Lead Independent Director include: setting the agenda for each meeting of the Board of Directors, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board of Directors, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board of Directors allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing independent advice to and oversight of management. The Board of Directors believes that having an independent director serve as Chairman of the Board of Directors is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board of Directors has three standing committees, each chairman and each member of which is an independent director. Our Board of Directors delegates substantial responsibility to each committee of the Board of Directors, which reports their activities and actions back to the full Board of Directors. We believe that the independent committees of our Board of Directors and their chairpersons are an important aspect of the leadership structure of our Board of Directors.

Risk Oversight

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board of Directors, our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board of Directors in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of our executive officers’ appetite for risk and its determination of what constitutes an appropriate level of risk for

Autodesk. The full Board of Directors receives updates from our executive officers and outside advisors regarding certain risks the company faces, including litigation, corporate governance best practices and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board of Directors, and director succession planning. Our Board committees report their findings to the full Board of Directors.

Senior executive officers attend all meetings of the Board of Directors and its standing committees and are available to address any questions or concerns raised by the Board of Directors on risk management-related and any other matters. Annually, the Board of Directors holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for the company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

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The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

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In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) relationships between directors and the Company’s customers and suppliers, and (4) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

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While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board of Directors effectiveness, (5) have varied and divergent experiences, viewpoints and backgrounds and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

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With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

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In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

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The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board of Directors candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

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After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Recently, the Corporate Governance and Nominating Committee reviewed the size and composition of our Board of Directors. On March 26, 2010, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors amended the Company’s bylaws to increase the size of the Board of Directors from eight to nine members, to allow for the appointment of Mary T. McDowell to the Board of Directors.

The Board of Directors (which includes our Chief Executive Officer) utilized the services of a third party search firm to help it identify, screen, conduct background investigations of, and interview potential director candidates. This process resulted in the appointment of Ms. McDowell on March 26, 2010.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. All of our then current directors attended the Company’s 2009 Annual Meeting of Stockholders.

Contacting the Board of Directors

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objective

Our compensation objectives are to reward our executive officers for the achievement of the Company’s strategic and financial goals and individual performance that ultimately enhance stockholder value and to effectively attract, retain and motivate the caliber of executive officer who can meaningfully contribute to the success of our Company and demonstrate leadership for our employees. These objectives guide the decisions of the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) regarding compensation for our executive officers.

In practice, we seek to link compensation to performance and to the long-term interests of our stockholders by:

•	ensuring that our executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

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establishing compensation opportunities that are competitively based on prevailing practices for the industry, the stage of our growth, and the dynamic and challenging technology labor markets in which we operate;

•	assessing performance against individual goals within the context of accomplishing certain key metrics of our overall operating results;

•	utilizing a combination of plans that provide a balance of short and long-term incentives, mitigating potential risk-taking by any one executive; and

•	using equity incentive plans, which reward long-term increases in the value of our stock, to align the interests of our executive officers and our stockholders.

Named Executive Officers

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 46 are referred to as our “Named Executive Officers.” For fiscal 2010, our Named Executive Officers were: Carl Bass, Chief Executive Officer and President; Mark J. Hawkins, Executive Vice President and Chief Financial Officer; George M. Bado, Executive Vice President, Sales and Services; Jay Bhatt, Senior Vice President, Architecture, Engineering and Construction; and Robert L. Kross, Senior Vice President, Manufacturing. On April 27, 2009, Mark J. Hawkins became Executive Vice President and Chief Financial Officer of the Company, and Mr. Bass resigned from his position as Interim Chief Financial Officer of the Company. The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables and discussion contained below, beginning on page 44.

Summary of Executive Compensation Decisions in Fiscal 2010

As a result of the challenging economic and market environment in fiscal 2010 and the overall negative impact on the Company’s business and financial results, the Compensation Committee took several steps with respect to the compensation of our Named Executive Officers:

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No Increases in Base Salary. Based on a consideration of a number of factors, including the general state of the economy and our performance, the base salaries of our executive officers were not increased in fiscal 2010.

•	Temporary Base Salary Reductions. Each of our executive officers’ base salaries were temporarily reduced by 10% beginning in February 2009. The salary reduction was removed effective December 2009.

•	EIP Payouts Below Target Amounts. Payouts under our EIP were below target amounts in fiscal 2010 due to the Company’s financial performance.

Authority for Executive Compensation Decisions

As of the end of fiscal 2010, the Compensation Committee consisted of three independent, nonemployee directors as defined by the listing standards of The NASDAQ Stock Market: Steven M. West (Chairman), Sean M. Maloney and Dr. Per-Kristian Halvorsen. Crawford W. Beveridge also served on the Compensation Committee during fiscal 2010 prior to his resignation from the Compensation Committee in June 2009 in connection with becoming the Chairman of our Board of Directors.

The Compensation Committee has the authority to approve the objective and structure of our compensation programs for our executive officers, including Named Executive Officers. The Compensation Committee is responsible for ensuring that our executive officer compensation programs are effectively designed, implemented and administered with sound corporate governance practices. The Compensation Committee aligns its decisions with our overall compensation objectives, and seeks to balance pay with performance and potential compensation risks to ensure long-term enhancement to our stockholder’s investments. The Compensation Committee’s charter and additional information about the Compensation Committee are available at www.autodesk.com under “Investors—Corporate Governance.”

The Compensation Committee annually reviews and approves compensation for our Chief Executive Officer (“CEO”) and President and other executive officers. This includes base salaries, cash incentive awards, equity grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements. In determining our CEO’s compensation, the Compensation Committee solicits input from the full Board of Directors before making final decisions.

In addition, the Board of Directors has delegated to the Compensation Committee authority to grant stock options, restricted stock units and other equity grants to Autodesk’s executive officers and other employees.

Role of Company Management in Compensation Decisions

The Compensation Committee sets compensation for our executive officers, including our Named Executive Officers. Certain officers such as our CEO, Senior Vice President of Human Resources and Corporate Real Estate, the vice president responsible for compensation and benefits, and other employees from our Human Resources, Finance, and Legal organizations may assist and support the Compensation Committee by, for example, developing compensation proposals for Compensation Committee consideration, analyzing competitive compensation information, and providing analyses of the status of compensation programs such as levels of equity ownership held by executive officers and gains in equity holdings that remain contingent upon subsequent vesting provisions. However, these individuals do not have decision-making authority in regards to executive officer compensation, and our CEO is not present during the Compensation Committee’s deliberations or voting on his compensation.

Our CEO annually reviews the performance of our other executive officers, including the other Named Executive Officers, with our Compensation Committee. As part of this review, the CEO recommends salary adjustments, cash and equity incentive awards, promotions, and other compensation and benefits. The Compensation Committee reviews these recommendations, but has final authority to set these amounts in its discretion.

In all cases, ultimate discretion for the level, type and mix of executive compensation in total and for each individual executive officer rests with the Compensation Committee.

Use of Outside Consultants

While we may use compensation consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has the sole authority to retain and terminate its own compensation consultant as it deems appropriate. The compensation consultant’s role is to provide independent third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs. While the compensation consultant reports directly to the Compensation Committee, there is interaction between the compensation consultant and our employees as part of the process of providing executive compensation data to the Compensation Committee. In addition, the compensation consultant and our executive officers discuss overall Company goals and objectives.

The Compensation Committee also has authority to obtain independent advice and assistance from internal or external legal, accounting, or other advisers.

During fiscal 2010, the Compensation Committee engaged Towers Watson & Co. (formerly Towers Perrin) as its independent compensation consultant. During fiscal 2010, Towers Watson advised the Compensation Committee on executive compensation decisions, assisted in evaluating the peer group of companies the Compensation Committee uses to identify competitive compensation trends and levels (see “Benchmarking of Compensation” below) and provided relevant market data, including competitive and best practices.

In addition, we have contracted with the following compensation consulting firms to inform and assist the Compensation Committee’s decisions on proper level, type and mix of executive compensation by providing benchmark data.

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Aon provided the Radford Executive Survey which set forth benchmark data and overall practice reports to inform the Compensation Committee’s decisions on fiscal 2010 base salaries, incentive awards and equity grants for executive officers.

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Equilar provided benchmark compensation information based on a detailed analysis of recently filed proxies from companies in our peer group (see “Benchmarking of Compensation” below). This was an additional source of information used to inform the Compensation Committee’s decisions on fiscal 2010 base salaries, incentive awards and equity grants for executive officers.

Benchmarking of Compensation

To ensure that our executive compensation practices, including base salaries, target incentive awards, and equity grants are competitive and meet our compensation objectives, the Compensation Committee uses the independent third-party executive compensation data and services referenced above. The data and services reviewed by the Compensation Committee provide information on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, our “peer group”).

The Compensation Committee uses the compensation information about the pay practices of our peer group, and broader technology industry practices, to assist it in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation, and relative compensation among our executive officers. Specifically, we set the total compensation target for each of our executive officers to be within the range of total compensation packages for similar jobs offered by companies in our peer group. In practice, actual compensation awards may be above or below that typical of the peer group, depending on Company performance and individual experience, skills and performance of each executive officer. We believe that targeting the range of total compensation packages of our peer companies keeps our salary compensation competitive and within market norms, while also providing flexibility for increases in base salary for those executive officers demonstrating extraordinary leadership and contribution to the Company and particular skills or expertise. For fiscal 2010, our Named Executive Officers’ compensation (base salary, short-term cash incentives target and equity-based compensation) in aggregate was within approximately 12% of similar compensation pay for similar positions with companies in our peer group.

For fiscal 2010, the companies in our peer group are listed below. These companies all have headquarters located in the San Francisco Bay Area, with the exception of BMC Software with headquarters in Houston, Texas; CA, Inc. with headquarters in Islandia, New York and EMC Corporation with headquarters in Hopkinton, Massachusetts.

Adobe Systems Incorporated	Electronic Arts, Inc.
BMC Software, Inc.	Intuit, Inc.
CA, Inc.	McAfee, Inc.
Cadence Design Systems Inc.	NetApp, Inc.
Citrix Systems, Inc.	Symantec Corporation
eBay, Inc.	VMware, Inc.
EMC Corporation	Yahoo, Inc.

Our peer group is reviewed and updated, as necessary, each year to ensure that the comparisons are meaningful. Several factors are considered in selecting our peer group, including industry, products and services offered, revenue level, geographic location, and competitors for executive talent in our labor markets. Our peer group was expanded between fiscal 2009 and fiscal 2010 to include five key competitors for executive talent—CA, Inc., Citrix Systems, Inc., EMC Corporation, McAfee, Inc., and VMware, Inc. In addition, two companies were removed from the peer group list—BEA Systems, Inc. was removed due to its merger with Oracle, and Synopsys, Inc. was removed due to its revenue level.

Elements of Executive Compensation Programs

Autodesk’s executive compensation program has three key components: (1) base salary, (2) short-term cash incentives, and (3) long-term equity incentives. The Company also provides a comprehensive benefits program and, under certain circumstances, severance. These programs are designed to attract, retain, and motivate highly effective executive officers to achieve our business goals and improve stockholder value, by linking compensation to our overall strategic and financial performance, while seeking to ensure that our executive officers do not take unnecessary or excessive risks that could harm the Company and our stockholders. These programs are also intended to mitigate potential conflicts between incentives that benefit any one executive to the detriment of the Company and our stockholders. Although the amount and mix of each of these three key components generally are determined by objective assessment, the Compensation Committee retains and exercises judgment and subjective assessments in its ultimate compensation decisions.

Base Salary

Our base salary component provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility and skills required of the position. Each of our executive positions is assigned to an executive salary grade level and associated pay range based on an internal assessment of each position’s impact and scope of responsibility. The midpoints of the salary ranges are developed to reflect the increasing scope of responsibility at progressively higher executive levels and to remain competitive within our peer group. The midpoint of each range generally falls in the middle range of pay for similar jobs within our peer group. In general, an executive officer who is new or less experienced in his or her role will be paid lower in the range than an executive officer who has demonstrated proven performance in his or her role for many years, is highly proficient in the skills required for his or her role and applies those skills to very high levels of achievement.

We believe that generally targeting the overall range of salary compensation of our peer group keeps our salary component competitive and balanced, and provides the Compensation Committee the flexibility to increase compensation in its discretion. Base salary compensation is a reliable source of income for our executive officers and an important part of retaining our executive officers, and is not subject to the variability of the short-term cash incentive and long-term equity incentive components of our executive compensation programs.

Base salaries for executive officers are set annually by the Compensation Committee, typically at its March meeting. Promotion or any appropriate adjustments required during the year may be approved at other meetings.

In March 2009, the Compensation Committee considered the benchmark analysis of base salary of our peer group, the salary levels of comparable jobs in our peer group, our CEO’s assessment of each executive officer’s experience, skills and performance level, the general state of the economy and the Company’s performance. For the CEO, the Compensation Committee consulted the full Board of Directors to conduct a similar assessment of his experience, skills and performance.

Based on those factors in aggregate, our executive officers’ salaries were not increased in fiscal 2010. Rather, starting in February 2009, the Company temporarily reduced each of our executive officers’ base salaries by 10%, including all of our Named Executive Officers. This action was taken in light of the global economic downturn and as a cost savings measure. This salary reduction was removed during December 2009, without retroactive or catch-up compensation of such base salary reduction. The reduction was originally scheduled to remain in effect for six months, but in light of the Company’s financial situation at that six-month mark, the reduction was kept in place for another four months. After it became increasingly clear that the Company’s business was stabilizing, the salary reduction was removed.

Mr. Hawkins was appointed Executive Vice President Finance and Chief Financial Officer in March 2009. In consultation with Towers Watson and following review of the factors discussed above in aggregate, the Compensation Committee set Mr. Hawkins’s initial base salary at $525,000.

Short-term Cash Incentives—EIP

Our EIP is an annual cash incentive plan intended to motivate and reward participants to ensure Autodesk achieves its annual financial and non-financial objectives. We have structured our EIP to qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, provided that certain steps are taken each year, including the Compensation Committee approving a mix of revenue growth and non-GAAP operating margin. If such steps are not taken by the Compensation Committee, our EIP still acts as a bonus plan, but without qualifying as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Due to volatile and unpredictable global economic conditions at the beginning of fiscal 2010, the Compensation Committee did not take steps under our EIP to create qualifying deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. Consequently, bonuses paid under our EIP would not have qualified as “performance-based” compensation within the meaning of Section 162(m).

In order to provide some competitive short-term compensation for executive officers, in April 2009, the Compensation Committee determined that executive officer EIP bonuses would be funded under a bonus program generally available to our non-executive officer employees. This plan is known as the Autodesk Incentive Plan, or AIP. Our AIP generally provides greater flexibility in setting financial targets for funding, including setting financial targets during the fiscal year. The bonuses paid to our executive officers for fiscal 2010 were paid through our EIP, but funded based on targets established for our AIP. We adopted this structure for fiscal 2010 in order to allow for appropriate short-term cash incentives in light of a volatile and unpredictable global economic environment. This action also preserved the Company’s Equity Incentive Deferral Plan, which is discussed on page 41 and is dependent on bonuses being paid through the Company’s EIP. Funding of the EIP, was therefore dependent on the AIP and achievement of certain revenue and non-GAAP operating margin levels for each of the first and second halves of fiscal 2010. Details of those amounts are provided below. The Non-GAAP operating margin for fiscal 2010 excluded certain costs and expenses, including stock-based compensation expense, amortization of certain purchased intangibles, restructuring charges and goodwill impairment charges. We believe that the use of a non-GAAP operating margin rather than a GAAP operating margin focuses our executive officers on the on-going operations of our business and encourages long-term growth strategies such as acquisitions and in-process research and development investments.

Elements of EIP performance criteria include financial performance targets and individual performance. All participants share the same financial performance goals, which are focused on annual revenue growth and profitability, as described in greater detail below. All participants also have annual non-financial unique individual performance goals that consist of specific business objectives and management effectiveness goals. Although the financial performance targets are objective and quantitative, the individual performance goals are subjective, qualitative and permit the Compensation Committee to use discretion in determining the success of these criteria.

For fiscal 2010, the Compensation Committee set financial performance targets that increased funding with an increase of revenue and non-GAAP operating margin. For each of the first and second halves of fiscal 2010 the following represents funding at two financial performance levels. Anything below the “Baseline Performance” target would have resulted in less than 65% funding, and anything above the “Stretch Performance” target would have resulted in more than 100% funding.

First Half of Fiscal 2010 Targets (“Baseline Performance”—funding at 65% of target funding)

•	Revenue: $840 million

•	Non-GAAP Operating Margin: 12.4%

First Half of Fiscal 2010 Targets (“Stretch Performance”—funding at 100% of target funding)

•	Revenue: $840 million

•	Non-GAAP Operating Margin: 16.0%

Second Half of Fiscal 2010 Targets (“Baseline Performance”—funding at 65% of target funding)

•	Revenue: $860 million

•	Non-GAAP Operating Margin: 17.6%

Second Half of Fiscal 2010 Targets (“Stretch Performance”—funding at 100% of target funding )

•	Revenue: $860 million

•	Non-GAAP Operating Margin: 22.0%

The Compensation Committee also set target award amounts for each eligible participant.

For the first half of fiscal 2010, the Company’s revenue was approximately $841 million and non-GAAP operating margin was approximately 14%. For the second half of fiscal 2010, the Company’s revenue was approximately $873 million and non-GAAP operating margin was approximately 19%. The achievement of these financial targets resulted in an overall annual bonus funding at 82% of the otherwise target bonuses which are described below. In addition, the Compensation Committee increased such amount by 8% in recognition of a challenging fiscal year that required a significant commitment from its executive officers and employee base, and an increasingly stabilizing business as the year progressed.

For fiscal 2010, the Compensation Committee assessed each participant’s individual goals, including management effectiveness and achievement of developmental goals, as well as organizational goals. Based on these factors, including the financial performance targets outline above, a participant may receive an actual bonus that is larger or smaller than his or her target award amount, or may receive no bonus whatsoever. The actual award for executive officers reflects a combination of the target award, financial performance, and assessment of the individual’s performance during the year, and reflects the discretionary authority of the Compensation Committee.

•	Target Awards

Each executive officer is assigned a target award based on his or her salary grade. These targets are percentages of such executive officer’s salary, and range from 100% in the case of our CEO to 16.7% in the case of our Executive Vice President, Sales and Services. These targets are set against each executive officer’s standard annualized base salary, without taking into account the temporary base salary reductions in effect during fiscal 2010. An executive officer may receive amounts below or above this target award. Target awards and maximum eligible payouts for our Named Executive Officers under the EIP were each approximately:

Participant	Target EIP (percent of Base Salary*)	Maximum EIP (percent of Base Salary*)
Carl Bass, Chief Executive Officer and President	100.0%	190.0%

Mark J. Hawkins, Executive Vice President & Chief Financial Officer	75.0%	142.5%

George M. Bado, Executive Vice President, Sales and Services	16.7%	31.7%

Jay Bhatt, Senior Vice President, Architecture, Engineering and Construction	60.0%	114.0%

Robert L. Kross, Senior Vice President, Manufacturing	60.0%	114.0%

*	The term Base Salary refers to an executive’s standard annual base salary without taking into account the temporary reduction to all executive officers’ base salaries in effect during a portion of fiscal 2010.

•	Actual Awards to Individuals

As discussed above, the Compensation Committee determines the actual awards based not only on the financial performance targets discussed above, but also on an evaluation of each individual’s performance. The Compensation Committee makes these determinations using its discretion, and the Compensation Committee does not specifically weight any particular factor nor apply any prescribed formula in determining the amount of the actual awards.

At its March 2010 meetings, the Compensation Committee reviewed our financial performance and the individual performance of each of our Named Executive Officers for fiscal 2010. In light of the global economic slowdown and the resulting negative impact on the Company’s financial results for fiscal 2010, the Compensation Committee determined that the EIP awards for all Named Executive Officers other than Mr. Bhatt, would be made at less than the target amounts. The achievement of the financial performance targets resulted in an overall annual bonus funding at 82% of the target bonus amounts.

In addition, in determining the amount of each executive officer’s individual award, the Compensation Committee modestly increased payout amounts, by approximately 8% in the aggregate, based upon the individual performance of each executive officer, the recognition of a challenging fiscal year that required a significant commitment from executive officers and the successes which resulted in increasing stabilization of our business as the year progressed. During fiscal 2010, our executive officers were asked to significantly decrease costs, stabilize revenue and make difficult restructuring and resource allocation decisions while reversing a revenue decline in a difficult economic environment. The determination that Mr. Bhatt’s EIP award should be paid above the target amount reflects Mr. Bhatt’s leadership role during the recent difficult economic period.

Accordingly, at its March 2010 meeting, the Compensation Committee approved EIP payouts for Named Executive Officers approximately as follows:

Participant	Approved EIP Payout percent of Base Salary*

Carl Bass	90.0%

Mark J. Hawkins	66.7%

George M. Bado	10.4%

Jay Bhatt	85.7%

Robert L. Kross	55.6%

*	The term Base Salary refers to an executive’s standard annual base salary without taking into account the temporary reduction to all executive officers’ base salaries in effect during a portion of fiscal 2010.

Details of these amounts can be found in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

Short-term Cash Incentive—Autodesk Sales Compensation Plan

In addition to at-risk compensation under the EIP, Mr. Bado, our Executive Vice President, Sales and Services, has a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. For fiscal 2010, his commission-based cash incentive target was set at approximately 38% of his overall targeted cash compensation, which includes base salary (without taking into account the temporary base salary reduction in effect during a portion of fiscal 2010) and short term cash incentives (EIP and commission-based cash incentive). Of this 38% target, approximately 34% related to the achievement of a specific revenue objective, and approximately 4% related to specific contribution margin objective. Payouts for the revenue objective target set for Mr. Bado did not have a pre-set maximum limit, although the payouts for the contribution margin objective did have a preset maximum limit equal to the target amount. For fiscal 2010, the Company’s revenue exceeded the target set for Mr. Bado, which was the target set for our EIP, noted above. In addition, Mr. Bado exceeded the contribution margin target set for him. The contribution margin target set for Mr. Bado in fiscal 2010 was lower than the contribution margin set for Mr. Bado in fiscal 2009. Given the financial challenges that the Company faced in fiscal 2010, the Company believes that targets set for Mr. Bado’s commission-based cash incentive represented a reasonable but achievable target. As a result of Mr. Bado exceeding these targets, Mr. Bado’s actual commission-based cash incentive was approximately 54% of his overall actual cash compensation. Details of the amounts paid to Mr. Bado as sales commissions can be found in the table below, as well as in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

	Target Short Term Cash Incentive Compensation	Percent of Target Short Term Cash Incentive Compensation	Actual Short Term Cash Incentive Compensation	Percent of Actual Short Term Cash Incentive Compensation
Sales commissions—revenue	$300,000	71.5%	$527,281	85.4%
Sales commissions—contribution margin	40,000	9.5%	40,000	6.5%
EIP*	80,000	19.0%	50,000	8.1%

	$420,000	100.0%	$617,281	100.0%

*	Mr. Bado made an election in December 2009 to defer 50% of his fiscal 2010 EIP bonus under the Equity Incentive Deferral program. Although Mr. Bado’s target EIP is based on a cash amount, the actual amount he was paid was split into $25,000 and 1,129 restricted stock units in accordance with the Equity Incentive Deferral program. See the discussion of the Equity Incentive Deferral Plan on page 41 for further details.

Long-term Incentives—Equity-based Compensation

Equity awards provide employees and executive officers the opportunity to be rewarded for increases in our stock price, which we believe aligns the interests of our employees and executive officers with those of our stockholders. In fiscal 2010, executive officers were granted a mix of stock options and restricted stock units. Stock options remain our primary equity vehicle and are intended to direct executive attention to the importance of sustained, long-term revenue growth and profitability. Restricted stock units were granted as an additional retention tool to provide compensation to our executive officers despite the volatility of our stock price. Both stock options and restricted stock units are commonly used equity awards in the software and technology industry, and have become integral components of competitive compensation in our industry. Vesting periods encourage employees and executive officers to remain with the Company and focus on longer-term results.

In determining actual grants of stock options and restricted stock units to executive officers, the Compensation Committee considers several factors, including the unvested option and restricted stock unit position of each executive officer, the value of those options and restricted stock units compared to other Company executive officers, the mix of incentives between options and restricted stock units, competitive pay practices within our peer group and the individual performance of the executive officer.

The Compensation Committee uses “new hire,” “promotion,” and “ongoing” stock grant guidelines in determining the appropriate size of grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Compensation Committee has authority to exceed these guidelines within the limits prescribed under the stock plan approved by stockholders. The current stock plan limits any individual option grant to 1,500,000 shares and any restricted stock grant (including restricted stock units) to 300,000 shares, except grants to individuals in their first fiscal year of service. In that case, the limit is 3,000,000 shares for an option grant, and 600,000 shares for a restricted stock awards (including restricted stock units).

At its March 2009 meeting, the Compensation Committee reviewed the factors discussed above and awarded options to the Named Executive Officers based on individual performance and grant values of our peer group for comparable executive officers. At its December 2009 meeting, the Compensation Committee granted restricted stock units to our executive officers. These grants were made in order to provide the long-term incentives that are a critical element of the Company’s compensation mix and to provide a balance to the Company’s use of stock options in a difficult economic and market climate. In addition, in connection with his appointment as Executive Vice President and Chief Financial Officer and based on the factors discussed above, Mr. Hawkins received an option award and a restricted stock unit award. Please see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2010,” below for grants made to our Named Executive Officers during fiscal 2010.

Although long-term incentives through equity awards represented a significant portion of most of our Named Executive Officers’ total fiscal 2010 compensation, it represents a variable component of compensation for which full value may not be realized due to stock market conditions, availability of trading windows, vesting conditions, expiration of the awards and the like.

Please see further discussion on page 40 regarding our equity plans and practices.

Pay Mix

In order to focus our executive officers on achieving superior annual and long-term performance, we have structured our executive officers’ compensation mix so that the majority of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders.

Total Annual Cash Compensation

Total annual cash compensation is made up of a base salary and the short-term cash incentives described above. The ratio of an executive’s base salary and short-term cash incentive target reflects the strong importance that we place on superior performance and achievement. Most of our Named Executive Officers have a significant portion of his or her annual eligible cash compensation contingent on corporate and individual performance.

Total Equity Compensation

In addition, we want our executive officers focused on long-term achievements that build value for our stockholders. Consistent and prolonged appreciation of our stock price and the building of Company market capitalization are key measures of success. We use stock option and restricted stock unit awards to align our executive officers and their efforts with the goals and interests of our stockholders. Because our executive officers and their decisions and judgment are critical to our long-term success, the majority of their overall compensation is aligned with Company and stockholder value creation.

Actual Pay Mix for Fiscal 2010

For fiscal 2010, the pay mix of our three components of compensation for the Named Executive Officers is shown below. The pay mix generally reflects our objective of providing a large portion of our executive officers’ compensation through long-term equity compensation. Naturally, this mix varies depending on a number of factors, including stock price changes, overall Company performance and individual performance. Amounts in the chart below are based on what was paid or granted during fiscal 2010. Base salary is the amount of each Named Executive Officer’s actual annual base salary. Short-term cash incentive is the actual EIP bonus payout and sales commissions in the case of Mr. Bado. Long-term equity incentive amounts represent aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). These amounts do not necessarily correspond to the actual value that will be realized by the Named Executive Officers upon exercise or sale of the awards. In addition, our officers may from time to time receive other compensation as described in more detail in “Executive Compensation—Summary Compensation Table,” below.

With the exception of Mr. Bado, long-term equity incentive compensation constitutes a majority of our Named Executive Officers’ overall compensation in fiscal 2010. For our Named Executive Officers, overall cash compensation for fiscal 2010 was roughly equal between base pay and short-term cash incentives. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in our peer group.

Perquisites and Other Benefits

Benefits

We offer a variety of benefits programs to all employees, including executive officers. The benefits that our executive officers receive are the same as those of other full-time employees in the same geography. For example, in the United States, benefits include medical, vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. We also reimburse employees for certain types of relocation expenses.

Nonqualified Deferred Compensation

United States-based executive officers are eligible to participate in our Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan. This benefit is incremental to the 401(k) plan and is available to a limited group of United States-based officers. The assets of our Nonqualified Deferred Compensation Plan are held in a rabbi trust. Similar to the 401(k) plan, earnings are not guaranteed.

Perquisites

From time to time, when deemed appropriate by the Compensation Committee, we provide certain executive officers perquisites that we believe are either competitively prudent or in the Company’s best interest. In fiscal 2010, we provided Mr. Hawkins, our Executive Vice President and Chief Financial Officer, with certain living expenses due to the distance between his home, at the time we hired him in fiscal 2010, and the Company’s headquarters. Please see “Executive Compensation—Summary Compensation Table,” below for the aggregate amount of such perquisites. Otherwise, we do not, as a general practice, provide benefits or special considerations to our executive officers that we do not provide to other employees.

Equity Granting Practices and Policies

Equity Grant Process

In fiscal 2010, stock options and restricted stock units were the only equity grants made to our executive officers. All equity grants to executive officers are made by the Compensation Committee. Approval of annual stock option grants for executive officers occurred at the Compensation Committee’s quarterly meeting in March 2009, and approval of grants of restricted stock units to executive officers occurred at the Compensation Committee’s quarterly meeting in December 2009. In addition, grants were made in April 2009 to Mr. Hawkins, our Executive Vice President and Chief Financial Officer as part of his “new hire” compensation package, as well as in June 2009 to Mr. Bhatt in recognition of his leadership role during the recent difficult economic period. In March 2010, the Compensation Committee also approved grants of restricted stock units in connection with the Equity Incentive Deferral Plan described below, for EIP awards made in March 2010, relating to fiscal 2010.

Historically, the Compensation Committee has approved equity grants to newly-hired executive officers at its first quarterly meeting following the executive officer’s hire date, although the Compensation Committee may also approve equity grants to newly-hired executive officers at the Compensation Committee meeting at which the appointment of the new executive officer is approved. The Compensation Committee also approves promotion grants at the Compensation Committee meeting at which the promotion is approved, or at the next quarterly Compensation Committee meeting following the promotion.

Equity Incentive Deferral Plan

In fiscal 2009, the Compensation Committee approved and adopted the Autodesk, Inc. Equity Incentive Deferral Plan (the “Deferral Plan”) in order to encourage our executive officers to maintain equity ownership in the Company, which we believe aligns the interests of our executive officers with those of our stockholders. Under the Deferral Plan, eligible executive officers, including certain Named Executive Officers, may elect to defer up to 50% of their cash incentive award earned under the EIP, and have any such deferred amounts granted in the form of restricted stock units (the “Base RSUs”). The Base RSUs are fully vested as of the date of grant and have a distribution date on or about the third anniversary of the grant date. As an incentive for participating in the Deferral Plan, for every three Base RSUs purchased by a participating executive, the Company issues one additional restricted stock unit (the “Premium RSUs”). The Premium RSUs are granted with a vesting date and a distribution date on or about the third anniversary of the grant date.

Executive officers may make an election to participate in the Deferral Plan no later than the end of the calendar year immediately prior to the year in which such services are to be performed.

Equity Grant Policies

Our Board of Directors has established the following policies to govern the granting of equity awards:

•	Limitation on Number of Equity Awards Granted

For fiscal 2010, the aggregate number of shares underlying equity awards granted under our 2008 Employee Stock Plan was limited to no more than 3.5% of our outstanding Common Stock as of the end of fiscal 2009. The 3.5% limitation calculation was based on gross awards and is not net of cancellations. In calculating whether the 3.5% limitation had been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers, such as a chief executive officer, chief financial officer, or chief operating officer, were included in the calculation for total shares granted. In addition, each restricted stock unit granted is counted as two shares toward this limitation. For fiscal 2010, the aggregate number of equity grants represented less than 3.5% of our common shares outstanding as of January 31, 2010.

•	Prohibition Against Stock Option Repricing

Repricing of stock options is prohibited without stockholder approval. This restriction exists in all of our equity plans, including our 2008 Employee Stock Plan and 2010 Outside Directors’ Stock Plan. A similar policy was in place for our prior employee stock plan.

•	Nonstatutory Stock and Incentive Stock Options

In general when issuing options, we issue only nonstatutory stock options to employees and executive officers, with the exception of grants to those executive officers subject to the stock ownership guidelines described below. We have limited our use of incentive stock options (ISOs) because of the heavier financial burden they place on the Company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a certain period of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting our stock ownership guidelines discussed below. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are nonstatutory stock options.

•	Stock Option Grant Exercise Price

For fiscal 2010, the exercise price for stock option grants equaled the fair market value of the Company’s Common Stock on the date of grant. This is defined as the closing price quoted on the NASDAQ Global Select Market on the grant date.

•	Stock Grant Vesting and Expiration

All stock options granted in fiscal 2010 vest according to the nature of the grant and the level of the recipient. All stock options granted to employees in fiscal 2010, expire seven years from the date of grant.

•

Executive Officer and all other vice president stock option grants (new hire, promotion and performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years.

•	Other non-vice president stock option grants have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire stock option grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

Typically, restricted stock units granted to our executive officers vest in full on or about the third anniversary of the grant date. The restricted stock unit grants to executive officers in December 2009 vest in full on or about the second anniversary of the grant date.

Stock Ownership Guidelines for Executive Officers and Prohibition on Hedging

The Board of Directors believes that stock ownership by executive officers is important to tie the risks and rewards inherent in stock ownership of the Company to our executive officers. Consequently, the Board of Directors has adopted voluntary guidelines for executive officer stock ownership. These voluntary ownership guidelines provide that executive officers are encouraged to hold a fixed number of shares for each level of executive officer rather than a multiple of salary. This requirement is intended to create clear guidelines that tie a portion of our executive’s net worth to the performance of our stock price.

The current stock ownership guidelines are as follows:

Position	Ownership Guidelines
Chief Executive Officer	100,000 shares
Executive Vice President	30,000 shares
Senior Vice President	15,000 shares

These voluntary stock ownership guidelines are applicable only to those executive officers who are also subject to Section 16 of the Exchange Act. Our executive officers have four years from either December 2008 or the promotion to a new, higher-level position, whichever is later, to achieve the recommended levels of stock ownership to comply with these voluntary stock ownership guidelines. The executive can achieve the recommended levels through exercising vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. For purposes of achieving the voluntary stock ownership guidelines, both vested and unvested restricted stock and restricted stock units are counted towards the voluntary guidelines. As of the end of our fiscal 2010, all Named Executive Officers met the voluntary stock ownership guidelines outlined above.

Under the Company’s insider trading policy, all members of the Board of Directors and executive officers are prohibited from trading put and call options relating to the Company’s stock, or in making “short sales” of the Company’s stock.

Tax and Accounting Considerations

In designing our compensation programs, we have considered tax and accounting implications, including the following.

•

Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

•

Executive Change in Control Program—We have structured our Executive Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, we will revise and limit the payment so that we do not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 52.

•

EIP—The EIP is structured to comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes. As discussed above, in fiscal 2010, our EIP was funded by our AIP, and the tax benefits otherwise available under our EIP were not available to us, because we did not meet the conditions required under Section 162(m) of the Internal Revenue Code.

•

Equity Incentive Deferral Plan—The Equity Incentive Deferral Plan is structured to comply with the requirements of Section 409A of the Internal Revenue Code, which imposes limitations and conditions on nonqualified deferred compensation plans and arrangements, including requirements relating to when amounts under such plans may be made, acceleration of benefits, and the timing of elections under such plans.

Post-Employment Obligations

Employment Agreement with Mr. Bass

The Company has entered into an employment agreement with Carl Bass, our Chief Executive Officer and President. Throughout fiscal 2010, this agreement provided general protection for Mr. Bass in the event of termination without cause or resignation for good reason (including change of control). We believe that Mr. Bass’s employment agreement provided a valuable tool to retain his services during fiscal 2010. We believe that the protections afforded to him in the event of a change of control provide us with an increased level of confidence that he will remain with the Company up to and for some period of time after a change of control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control in the Company. Details of the agreements for Mr. Bass can be found beginning on page 52.

Executive Change in Control Program

In March 2006, the Board of Directors approved an amended Executive Change in Control Program, in an effort to ensure the continued service of our key executive officers in the event of a future change of control of the Company. In December 2008, the Board of Directors approved an amended and restated Executive Change in Control Program which updated the Executive Change in Control Program approved in March 2006 to conform to certain new tax provisions. Each Named Executive Officer, among other employees, participates in the Executive Change in Control Program.

We believe that the Executive Change in Control Program provides us with a valuable tool to retain the services of our executive officers and provides us with an increased level of confidence that our executive officers will remain with the Company for some period of time after a change in control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control of the Company.

Please see “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below for more information regarding the Executive Change in Control Program and potential payments in connection with terminations occurring after a change in control.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES

COMMITTEE OF THE BOARD OF DIRECTORS

Steven M. West, Chairman

Per-Kristian Halvorsen

Sean M. Maloney

Compensation Practices and Risk

Our Compensation Committee, in consultation with Towers Watson, has reviewed and discussed the concept of risk as it relates to our compensation program and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation vehicles that provide a balance of long and short-term incentives with fixed and variable components.

•

Our stock options and restricted stock units typically vest over a multi-year period, and our stock options remain exercisable from four to seven years from the date of grant, encouraging participants to look to long-term appreciation in equity values.

•

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plan included Company-wide metrics. These Company-wide metrics include revenue and operating margin financial measures, which encourages profitable revenue.

•	Our Compensation Committee retains discretion to modify, reduce or to eliminate incentive bonuses that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting, code of business conduct, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our incentive bonus plans.

In order to focus our employees on achieving superior annual and long-term performance, we have structured the compensation mix of our employees so that a meaningful amount of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders.

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, provide a summary of our Named Executive Officers’ compensation for the fiscal years ended January 31, 2010, 2009 and 2008. The Named Executive Officers are Carl Bass (Chief Executive Officer and President), Mark J. Hawkins (Executive Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2010, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary—Named Executive Officers are paid a salary which reflects the dollar value of cash base salary earned by each executive during the relevant fiscal year. We did not provide equity or other non-cash items to our Named Executive Officers as salary compensation during fiscal 2010, 2009 or 2008.

Stock Awards and Option Awards—The value of restricted stock unit awards and option awards included in the “Stock Awards” and “Option Awards” columns of the following table represents the grant date fair value of stock and option awards granted during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2010 Annual Report on Form 10-K filed on March 19, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the Common Stock underlying such awards.

Equity and Non-Equity Incentive Plan Compensation—Non-equity incentive plan compensation represents (1) amounts earned for services performed during the relevant fiscal year pursuant to our EIP for all executive officers shown except for Mr. Bado, and (2) amounts earned for services performed by Mr. Bado pursuant to Autodesk’s EIP and for sales commissions earned, as shown below. Amounts earned under our EIP are paid in cash unless a participant elects to defer a portion of the earned amount as restricted stock; see note (e) below and “Compensation Discussion and Analysis—Equity Granting Practices and Policies,” above for more information on these deferrals. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded and the amounts shown in the Equity Incentive Plan Compensation column reflect the grant date fair value of restricted stock units granted in lieu of cash due to the participant’s decision to defer into restricted stock units a portion of the total EIP amount awarded. Cash amounts awarded under the EIP are awarded and payable in the first quarter of the following fiscal year.

All Other Compensation—This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. In addition, this column includes reimbursement for tax issues arising from our voluntary stock option review during fiscal 2007 and fiscal 2008. Generally, unless the items included in this category exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by such Named Executive Officer, each individual perquisite is not separately identified and quantified.

The Summary Compensation Table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended January 31, 2010, 2009 and 2008. Mr. Hawkins, Mr. Bhatt and Mr. Kross were not Named Executive Officers prior to fiscal 2010; therefore, their compensation information is only presented for fiscal 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (e)	Equity Incentive Plan Compensation ($) (f)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Carl Bass, Chief Executive Officer and President(a)	2010	$825,000	$—	$562,560	$4,028,094	$—	$810,000	$5,262	$6,230,916
	2009	883,333	—	1,447,040	4,466,280	—	775,000	4,078	7,575,731
	2008	783,333	—	—	5,867,775	—	800,000	22,415	7,473,523

Mark J. Hawkins, Executive Vice President and Chief Financial Officer(b)	2010	383,553	100,000	627,610	1,222,065	—	350,000	107,090	2,790,318

George M. Bado, Executive Vice President, Sales and Services(c)	2010	440,000	—	152,360	727,264	33,306	592,281	56,690	2,001,901
	2009	480,000	—	380,800	691,509	49,992	352,939	230,500	2,185,740
	2008	480,000	—	—	873,873	—	414,297	473,957	2,242,127

Jay Bhatt, Senior Vice President, Architecture, Engineering & Construction(d)	2010	320,833	—	152,360	778,425	199,951	150,000	46,259	1,647,828

Robert L. Kross, Senior Vice President, Manufacturing	2010	330,000	—	152,360	575,617	—	200,000	4,505	1,262,482

(a)	Mr. Bass was Interim Chief Financial Officer from August 14, 2008 through April 26, 2009.
(b)	Mr. Hawkins became Executive Vice President and Chief Financial Officer on April 27, 2009. Mr. Hawkins’ new hire grants include stock and option awards valued at $475,250 and $1,222,065, respectively. Mr. Hawkins’ fiscal 2010 other compensation includes a sign-on bonus of $100,000 and reimbursement of relocation expenses, including temporary housing costs, meal per diems and home inspections amounting to $62,120 plus a tax gross-up of $37,715.
(c)	Mr. Bado’s Non-Equity Incentive Plan Compensation consists of amounts earned pursuant to our EIP and sales commissions and sales bonus earned during fiscal 2010, 2009 and 2008, respectively, as shown below. Commissions and sales bonus are paid quarterly for the previous quarter’s commissions and bonus earned.

	Fiscal 2010	Fiscal 2009	Fiscal 2008
Sales commissions	$567,281	$275,439	$298,297
Executive Incentive Plan	25,000	37,500	80,000
Sales bonus	—	40,000	36,000

Total	$592,281	$352,939	$414,297

During fiscal 2010, Mr. Bado’s other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bado in relation to Section 409A costs of $27,703 plus a $24,322 tax gross-up. During fiscal 2009, Mr. Bado’s other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bado in relation to Section 409A costs of $117,827 plus a $103,444 tax gross-up. During fiscal 2008, Mr. Bado’s Option Awards included a $456,156 negative adjustment to the grant date fair value of an option award that was amended and re-priced from $16.42 per share to $17.53 per share as a result of our 2007 voluntary review of historical stock option granting practices. During fiscal 2008, Mr. Bado’s other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bado in relation to Section 409A costs of $146,286 plus a $128,430 tax gross-up, a $127,075 bonus paid to Mr. Bado for the increase in the exercise price of his options in connection with our 2007 voluntary review of historical stock option granting practices, reimbursement of temporary housing costs of $25,000 plus an associated $13,911 tax gross-up and reimbursement for organization dues of $15,771 plus a tax gross-up of $13,300.

(d)	Mr. Bhatt’s fiscal 2010 other compensation included reimbursement of taxes, interest and penalties incurred by Mr. Bhatt in relation to Section 409A costs of $24,443 plus a $17,519 tax gross-up.
(e)	The “Option Awards” column includes the following amounts that related to the increase in the grant date fair value due to a modification in fiscal 2010 to increase the post-termination exercise period for certain option awards granted prior to fiscal 2010:

Name	Grant Date Fair Value of Option Awards ($)	Modification Amount ($)	Total Option Awards ($)
Carl Bass	$3,695,475	$332,619	$4,028,094
Mark J. Hawkins	1,222,065	—	1,222,065
George M. Bado	703,900	23,364	727,264
Jay Bhatt	758,163	20,262	778,425
Robert L. Kross	527,925	47,692	575,617

(f)	Beginning in fiscal 2009, under the terms of our Equity Incentive Deferral Plan, participants were permitted to elect to defer up to 50 percent of their EIP award in a given plan year. The deferred amount of such award will be settled with restricted stock units granted to the participant. For detailed information on the Equity Incentive Deferral Plan, see “Compensation Discussion and Analysis—Equity Granting Practices and Policies,” above. For detailed information on fiscal 2010 deferrals, see note (b) to “Grants of Plan-Based Awards in Fiscal 2010” below.

Grants of Plan-Based Awards in Fiscal 2010

Grants of plan-based awards reflect grants made to our Named Executive Officers under our non-equity incentive plans and equity compensation plans during fiscal 2010.

The following table includes amounts payable under our EIP for performance during fiscal 2010. The actual amounts awarded under our EIP for fiscal 2010 were determined by the Compensation Committee in March 2010 and are reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in restricted stock units and “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. As described in “Compensation Discussion and Analysis—Equity Granting Practices and Policies,” above, our Equity Incentive Deferral Plan permits participants to elect to defer up to 50 percent of their EIP award in a given plan year. Any such deferrals are reflected in footnote (b) following the table below, and the resulting restricted stock units granted under such deferrals are not reflected in the table below as such grants were made in fiscal 2011.

Amounts included for restricted stock units and options granted under the 2008 Employee Stock Plan during fiscal 2010 are not tied to performance against a specific plan, but have values that are tied to the price of our stock. Options granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Option Awards” vest over a four year period at a rate of 25 percent per year. Restricted stock units granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Stock Awards” vest over periods ranging from immediately to a three year period. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. Awards made under our EIP and the grant-date fair value of awards from our 2008 Employee Stock Plan are included in the Summary Compensation Table above, and do not constitute additional compensation from the amounts included in the Summary Compensation Table.

See “Compensation Discussion and Analysis” above for further discussion of the role of plan based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2010:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a), (b)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#) (e)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (c)

Carl Bass	12/10/2009	$—	$—	$—	24,000	—	$—	$562,560
	2/2/2009	—	—	—	—	525,000	16.53	3,695,475
		—	900,000	1,710,000	—	—	—	—
Mark J. Hawkins(d)	12/10/2009	—	—	—	6,500	—	—	152,360
	4/27/2009	—	—	—	25,000	150,000	19.01	1,697,315
		—	301,803	573,425	—	—	—	—
George M. Bado	12/10/2009	—	—	—	6,500	—	—	152,360
	2/2/2009	—	—	—	—	100,000	16.53	703,900
		—	420,000	N/A	—	—	—	—
Jay Bhatt	12/10/2009	—	—	—	6,500	—	—	152,360
	6/11/2009	—	—	—	—	25,000	22.40	230,238
	2/2/2009	—	—	—	—	75,000	16.53	527,925
		—	210,000	399,000	—	—	—	—
Robert L. Kross	12/10/2009	—	—	—	6,500	—	—	152,360
	2/2/2009	—	—	—	—	75,000	16.53	527,925
		—	216,000	410,400	—	—	—	—

(a)	Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2010, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Bado’s amount in the “Target” column includes a fiscal 2010 target EIP award of $80,000 and target commissions of $340,000. Mr. Bado’s maximum EIP award is $152,000, or 190 percent of his target award. Commissions do not have a preset maximum limit.
(b)	Under the terms of our Equity Incentive Deferral Plan, participants have the ability to defer a portion (up to 50 percent) of their EIP award as restricted stock units. The number of shares of stock underlying restricted stock units granted for the deferred portion of the participant’s EIP award (“Base RSUs”) is determined by dividing the amount of cash bonus deferred by the closing price of our common shares on the grant date. These Base RSUs are fully vested upon grant. In addition, participants who have elected to defer a portion of their EIP award as restricted stock units receive an additional grant of restricted stock units (“Premium RSUs”) at a rate of one share of Premium RSUs for each three shares of Base RSUs granted. These Premium RSUs fully vest on the third anniversary of the grant date. The actual amounts awarded under our EIP for fiscal 2010 were determined by the Compensation Committee and approved by Autodesk’s Board of Directors on March 26, 2010, and are reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in restricted stock units and “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. The table below reflects each Named Executive Officer’s decision to defer a portion of their EIP award under our Equity Incentive Deferral Plan and the resulting grants of restricted stock units. The stock awards shown below reflect a closing Common Stock price of $29.50 on March 26, 2010, the date of grant.

	Cash ($)	Base RSUs (#)	Grant Date Fair Value of Base RSUs ($)	Premium RSUs (#)	Grant Date Fair Value of Premium RSUs ($)	Percent Deferred
Carl Bass	$810,000	—	$—	—	$—	0%
Mark J. Hawkins	350,000	—	—	—	—	0%
George M. Bado	25,000	847	24,987	282	8,319	50%
Jay Bhatt	150,000	5,084	149,978	1,694	49,973	50%
Robert L. Kross	200,000	—	—	—	—	0%

(c)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 19, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the Common Stock underlying such awards.
(d)	The stock and option awards granted to Mr. Hawkins on April 27, 2009 reflect the grant date fair value of Mr. Hawkins’ new hire grants. Mr. Hawkins’ awards fully vest on the third anniversary of the grant date. Mr. Hawkins’ full target bonus of $393,750 was prorated from his start date.
(e)	Awards granted on December 10, 2009 vest over a two year period at a rate of 50 percent per year.

Outstanding Equity Awards at Fiscal 2010 Year End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each Named Executive Officer outstanding as of January 31, 2010. This table includes options and restricted stock units granted under the 2008 Employee Stock Plan, the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated, all options granted to Named Executive Officers vest at the rate of 25 percent per year over the first four years of the option term and all restricted stock unit awards fully vest on the third anniversary of the grant date.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Carl Bass	3/18/2004	125,000		—	$14.40	3/18/2014	—		$—	—		$—
	6/28/2004	150,000		—	20.69	6/28/2014	—		—	—		—
	3/10/2005	218,750		—	30.15	3/10/2012	—		—	—		—
	3/9/2006	562,500		187,500	38.00	3/9/2012	—		—	—		—
	6/14/2007	187,500		187,500	45.29	6/14/2013	—		—	—		—
	3/13/2008	100,000		300,000	34.53	3/13/2014	—		—	—		—
	6/12/2008	—		—	—	—	38,000	(b)	904,020	—		—
	2/2/2009	—		525,000	16.53	2/2/2016	—		—	—		—
	12/10/2009	—		—	—	—	24,000	(d)	570,960	—		—

Mark J. Hawkins	4/27/2009	—		150,000	19.01	4/27/2016	25,000	(e)	594,750	—		—
	12/10/2009	—		—	—	—	6,500	(d)	154,635	—		—

George M. Bado	3/10/2005	45,000		—	30.15	3/10/2012	—		—	—		—
	3/9/2006	33,750		11,250	38.00	3/9/2012	—		—	—		—
	6/14/2007	42,500		42,500	45.29	6/14/2013	—		—	—		—
	3/12/2008	16,250		48,750	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	10,000	(b)	237,900	—		—
	2/2/2009	—		100,000	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	981	(c)	23,338
	12/10/2009	—		—	—	—	6,500	(d)	154,635	—		—

Jay Bhatt	2/10/2005	35,000		—	29.37	2/10/2012	—		—	—		—
	3/9/2006	18,750		6,250	38.00	3/9/2012	—		—	—		—
	6/14/2007	32,500		32,500	45.29	6/14/2013	—		—	—		—
	8/6/2007	2,992	(a)	—	17.53	4/5/2014	—		—	—		—
	8/6/2007	10,000	(a)	—	21.89	8/13/2014	—		—
	3/12/2008	16,250		48,750	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	7,500	(b)	178,425	—		—
	2/2/2009	—		75,000	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	2,289	(c)	54,455
	6/11/2009	—		25,000	22.40	6/11/2016	—		—	—		—
	12/10/2009	—		—	—	—	6,500	(d)	154,635	—		—

Robert L. Kross	5/23/2003	13,634		—	7.43	5/23/2013	—		—	—		—
	11/20/2003	20,000		—	9.70	11/20/2013	—		—	—		—
	2/10/2005	50,000		—	29.37	2/10/2012	—		—	—		—
	3/9/2006	26,250		8,750	38.00	3/9/2012	—		—	—		—
	6/14/2007	32,500		32,500	45.29	6/14/2013	—		—	—		—
	8/6/2007	10,000	(a)	—	6.44	8/13/2012	—		—	—		—
	8/6/2007	70,000	(a)	—	17.53	4/5/2014	—		—	—		—
	3/12/2008	11,250		33,750	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	7,500	(b)	178,425	—		—
	2/2/2009	—		75,000	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	1,602	(c)	38,112
	12/10/2009	—		—	—	—	6,500	(d)	154,635	—		—

(a)	Options granted on August 6, 2007 to Mr. Bhatt and Mr. Kross relate to the re-grant of options that were amended and re-priced as a result of our 2007 voluntary review of historical stock option granting practices. These options have varied vesting schedules because the original option was split between an incentive stock option and a non-qualified stock option due to IRS regulations regarding the number of incentive stock options that can vest in any one calendar year, and because only the unexercised portion of the option was cancelled and regranted.
(b)	Awards granted on June 12, 2008 fully vest on the third anniversary of the grant date.

(c)	Awards granted on March 12, 2009 relate to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2009. These awards vest on the third anniversary of the grant date.
(d)	Awards granted on December 10, 2009 fully vest on the second anniversary of the grant date.
(e)	Awards granted to Mr. Hawkins on April 27, 2009 relate to his new hire grants, which fully vest on the third anniversary of the grant date.
(f)	Market value of restricted stock units that have not vested is computed by multiplying (i) $23.79, the closing price on the NASDAQ Global Select Market of Autodesk common stock on January 29, 2010, the last business day of fiscal 2010, by (ii) the number of shares of stock underlying restricted stock unit awards.

Option Exercises and Stock Vested at Fiscal 2010 Year End

The following table presents certain information concerning the vesting of stock awards by each of the Named Executive Officers during the fiscal year ended January 31, 2010. No options were exercised by our Named Executive Officers during the fiscal year ended January 31, 2010.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Carl Bass	—	$—
Mark J. Hawkins	—	—
George M. Bado	2,943	37,494
Jay Bhatt	6,868	87,498
Robert L. Kross	4,807	61,241

(a)	Reflects the number of shares acquired on vesting multiplied by the closing market price of our common stock as reported on the NASDAQ Global Select Market on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2010

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the EIP. Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. The Company does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. In fiscal 2010, we adopted our Equity Incentive Deferral Plan, which permits certain executive officers to defer up to 50 percent of their EIP award. The Equity Incentive Deferral Plan is available for deferral of awards paid during or after fiscal 2010.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2010.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($) (b)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	$—	$—	$—
Mark J. Hawkins	30,985	1,424	32,409
George M. Bado	40,672	134,020	727,574
Jay Bhatt	85,722	108,823	489,284
Robert L. Kross	—	—	—

(a)

Contributions in this column for Mr. Hawkins include $30,985, which is reported as fiscal year 2010 salary in the Summary Compensation Table. Contributions in this column for Mr. Bado include $36,672, which is reported as fiscal year 2009 non-equity incentive plan compensation in the Summary Compensation Table, and $4,000, which is reported as fiscal year 2010 salary in the Summary Compensation Table. Contributions in this column for Mr. Bhatt include $85,722, which is reported as fiscal year 2009 non-equity incentive plan compensation in the Summary Compensation Table.
(b)	None of the earnings or losses in this column are reflected in the Fiscal 2010 Summary Compensation Table because they are not considered preferential or above market.

Change in Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change in control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board of Directors in March 2006 and amended in December 2008. In addition, Mr. Bass has a change in control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Executive Change in Control Program, if, within twelve months of a change in control, an executive officer who participates in the Program is terminated without cause, or voluntarily terminates their employment for good reason, as cause and good reason are defined in the Program, the executive officer will receive, following execution of a release and one-year non competition agreement:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable over a 12 month period;

•	The acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination; and

•

Continued coverage of medical and dental insurance for the executive and eligible spouse and dependents until the earlier of 12 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, they will receive severance or other benefits only to the extent that they would be entitled to receive under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

As defined in the Executive Change in Control Program, a “Change in Control” occurs if the Company is sold or merges with another corporation, if an individual acquires 50 percent or more of the total voting power represented by voting securities, or if the composition of the Board of Directors changes substantially.

Employment Agreement with Carl Bass

In December 2008, the Company entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200 percent of his then current base salary for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200 percent of his then current annual base salary, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the Named Executive Officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and termination in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of January 31, 2010, and include amounts earned through such time for all components of compensation, benefits and perquisites payable under the Executive Change in Control Program. Amounts for Mr. Bass also include certain items specified in his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of our common stock on the NASDAQ Global Select Market on Friday, January 29, 2010, which was $23.79 per share. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments	Voluntary Termination on 1/31/2010 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2010 ($)	For Cause Termination on 1/31/2010 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2010 ($)	Disability on 1/31/2010 ($)	Death on 1/31/2010 ($)
Compensation:
Base Salary(1)	$—	$1,800,000	$—	$1,800,000	$—	$—
Executive Incentive Plan(2)	810,000	810,000	810,000	810,000	810,000	810,000
Stock Awards(3)	—	952,875	—	3,380,730	—	—

Benefits and perquisites:
Health Insurance(4)	—	18,247	—	18,247	—	—
Disability Income(5)	—	—	—	—	2,306,306	—
Life Insurance(7)	—	—	—	—	—	1,800,000
Accrued Vacation Pay(8)	55,385	55,385	55,385	55,385	55,385	55,385

Total Executive Benefits and Payments Upon Separation	$865,385	$3,636,507	$865,385	$6,064,362	$3,171,691	$2,665,385

Mark J. Hawkins:

Executive Benefits and Payments	Voluntary Termination on 1/31/2010 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2010 ($)	For Cause Termination on 1/31/2010 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2010 ($)	Disability on 1/31/2010 ($)	Death on 1/31/2010 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$525,000	$—	$—
Executive Incentive Plan(2)	350,000	350,000	350,000	743,750	350,000	350,000
Stock Options(3)	—	—	—	179,250	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	13,364	—	—
Disability Income(5)	—	—	—	—	2,396,942	—
Accidental Death or Dismemberment(6)	—	—	—	—	1,050,000	1,050,000
Life Insurance(7)	—	—	—	—	—	1,050,000
Accrued Vacation Pay(8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$350,000	$350,000	$350,000	$1,461,364	$3,796,942	$2,450,000

George M. Bado:

Executive Benefits and Payments	Voluntary Termination on 1/31/2010 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2010 ($)	For Cause Termination on 1/31/2010 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2010 ($)	Disability on 1/31/2010 ($)	Death on 1/31/2010 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$480,000	$—	$—
Executive Incentive Plan(2)	50,000	50,000	50,000	118,333	50,000	50,000
Sales Commissions and Bonus(9)	313,535	313,535	313,535	313,535	313,535	313,535
Stock Options(3)	—	—	—	181,500	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	17,666	—	—
Disability Income(5)	—	—	—	—	1,973,034	—
Accidental Death or Dismemberment(6)	—	—	—	—	820,000	820,000
Life Insurance(7)	—	—	—	—	—	820,000
Accrued Vacation Pay(8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$363,535	$363,535	$363,535	$1,111,034	$3,156,569	$2,003,535

Jay Bhatt:

Executive Benefits and Payments	Voluntary Termination on 1/31/2010 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2010 ($)	For Cause Termination on 1/31/2010 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2010 ($)	Disability on 1/31/2010 ($)	Death on 1/31/2010 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$350,000	$—	$—
Executive Incentive Plan(2)	300,000	300,000	300,000	533,333	300,000	300,000
Stock Options(3)	—	—	—	144,813	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	17,666	—	—
Disability Income(5)	—	—	—	—	2,651,088	—
Accidental Death or Dismemberment(6)	—	—	—	—	2,000,000	2,000,000
Life Insurance(7)	—	—	—	—	—	1,750,000
Accrued Vacation Pay(8)	21,538	21,538	21,538	21,538	21,538	21,538

Total Executive Benefits and Payments Upon Separation	$321,538	$321,538	$321,538	$1,067,350	$4,972,626	$4,071,538

Robert L. Kross:

Executive Benefits and Payments	Voluntary Termination on 1/31/2010 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2010 ($)	For Cause Termination on 1/31/2010 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2010 ($)	Disability on 1/31/2010 ($)	Death on 1/31/2010 ($)
Compensation:
Base Salary(1)	$—	$—	$—	$360,000	$—	$—
Executive Incentive Plan(2)	200,000	200,000	200,000	388,333	200,000	200,000
Stock Options(3)	—	—	—	136,125	—	—

Benefits and perquisites:
Health Insurance(4)	—	—	—	12,479	—	—
Disability Income(5)	—	—	—	—	1,944,668	—
Accidental Death or Dismemberment(6)	—	—	—	—	720,000	720,000
Life Insurance(7)	—	—	—	—	—	360,000
Accrued Vacation Pay(8)	22,154	22,154	22,154	22,154	22,154	22,154

Total Executive Benefits and Payments Upon Separation	$222,154	$222,154	$222,154	$919,091	$2,886,822	$1,302,154

(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement. For Mr. Hawkins, Mr. Bado, Mr. Bhatt, and Mr. Kross the amounts shown would be paid in accordance with the Executive Change in Control Program.

(2)	EIP: For Mr. Bass, amounts reflect the sum of the fiscal 2010 bonus already earned under the EIP. For Mr. Hawkins, Mr. Bado, Mr. Bhatt and Mr. Kross, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) Termination, For Cause Termination, Disability and Death columns reflect the fiscal 2010 bonus already earned under the EIP. For Mr. Bado, Mr. Bhatt and Mr. Kross the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column are the sum of the fiscal 2010 bonus already earned under the EIP and a severance bonus equal to the average of the last three years’ bonuses under the Executive Change in Control Program. For Mr. Hawkins the amount in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column is the sum of the fiscal 2010 bonus already earned under the EIP and a severance bonus equal to the fiscal 2010 target bonus under the EIP as Mr. Hawkins did not participate in the EIP prior to fiscal 2010. These amounts are based on the cash value of the EIP, regardless of the executive officers’ election to defer part of their bonus as restricted stock units under the Equity Incentive Deferral Plan.
(3)	Stock Options: For Mr. Hawkins, Mr. Bado, Mr. Bhatt and Mr. Kross amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination columns reflect the value of their outstanding stock options that would normally have vested in the twelve months following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Executive Change in Control Program agreement. For purposes of this table the value of the outstanding stock options that vest is determined based upon the pro rata grant date fair value of these options. For Mr. Bass, in accordance with his employment agreement, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twelve months following his separation, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twenty-four months following his separation.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months. For Mr. Hawkins, Mr. Bado, Mr. Bhatt and Mr. Kross these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and their dependents for twelve months in accordance with the Executive Change in Control Program.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under their elected disability program, which represent 100 percent of base salary for the first 90 days, and then 66- 2 /3 percent of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Accrued Vacation Pay: Reflects the lump-sum amount payable to each executive for accrued but unused vacation time. Mr. Hawkins and Mr. Bado had no vacation balances at January 31, 2010 due to company shut down periods; therefore they would not receive any accrued vacation pay upon termination.
(9)	Sales Commissions and Bonus: Reflects amounts earned in the fourth quarter of fiscal 2010 by Mr. Bado, which were paid in the first quarter of fiscal 2011.

Compensation of Directors

During fiscal 2010, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000
Non-executive Chairman of the Company	an additional $65,000
Lead Director(1)	an additional $25,000
Chair of the Audit Committee	an additional $25,000
Chair of the Compensation and Human Resources Committee	an additional $20,000
Chair of the Corporate Governance and Nominating Committee	an additional $10,000

(1)	The Lead Director was determined to be unnecessary and was removed on March 12, 2009 in connection with the appointment of Mr. Beveridge to the non-executive Chairman position and the resignation of our former executive Chairman, Carol Bartz in February 2009.

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders’ meeting and ends on the date of the next annual stockholders meeting (“Directors’ Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk’s fiscal year 2010. No later than December 31 of the year prior to a director’s re-election to the Board of Directors, each director may elect to receive up to 50 percent of their annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock is issued at the beginning of the Directors’ Compensation Cycle on the date of the annual meeting of stockholders and vests on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. For the period from June 12, 2008 to June 11, 2009, all of the non-employee directors except Mr. West elected to receive 100 percent of their annual fees as restricted stock; Mr. West elected to receive 60 percent of his annual fees as restricted stock. For the period from June 11, 2009 to June 10, 2010, all of the non-employee directors except Mr. West and Ms. Nelson elected to receive 100 percent of their annual fees as restricted stock; Mr. West and Ms. Nelson elected to receive 50 percent of their annual fees as restricted stock. If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

Additionally, the Company’s 2010 Outside Directors’ Stock Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2010 Outside Directors’ Stock Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2010 Outside Directors’ Stock Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended January 31, 2010. Mr. Bass, who was our employee during the fiscal year ended January 31, 2010, did not receive additional compensation for his service as a director. Ms. McDowell did not serve on our Board of Directors during the fiscal year ended January 31, 2010 and therefore did not receive compensation during that fiscal year.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (c)	Total ($)
Mark A. Bertelsen	$—	$33,735	$—	$33,735
Crawford W. Beveridge	—	158,932	163,184	322,116
J. Hallam Dawson	—	89,962	163,184	253,146
Per-Kristian Halvorsen	—	101,959	163,184	265,143
Sean M. Maloney	—	89,962	163,184	253,146
Elizabeth A. Nelson	23,438	61,848	163,184	248,470
Charles J. Robel	—	119,949	163,184	283,133
Steven M. West	40,938	55,858	163,184	259,979

(a)	Mr. Bertelsen did not seek re-election to the Board of Directors at the 2009 Annual Meeting held on June 11, 2009, and ceased to be a director on that date. Mr. Bertelsen was granted 2,363 restricted stock awards on June 12, 2008 in advance for his services for the period of June 12, 2008 to June 11, 2009. In addition, Ms. Nelson has announced that she will not seek reelection at the Company’s 2010 Annual Meeting to be held on June 10, 2010.
(b)	As noted above, for the period from June 12, 2008 through June 11, 2009, all of our non-employee directors, except Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Mr. West elected to receive 60 percent of his annual fees in cash. For the period from June 11, 2009 through June 10, 2010, all of our non-employee directors, except Ms. Nelson and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. Nelson and Mr. West elected to receive 50 percent of their annual fees in cash. Accordingly, the amounts above reflect actual fees earned in cash by Ms. Nelson and Mr. West during fiscal 2010. The following table represents director compensation as if all of the directors had elected to receive 50 percent of their annual fees in cash. See footnote (c) for the grant date fair value of the restricted stock that they received during fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Mark A. Bertelsen	$14,063	$16,860	$—	$30,923
Crawford W. Beveridge	66,250	79,459	163,184	308,893
J. Hallam Dawson	37,500	44,974	163,184	245,658
Per-Kristian Halvorsen	42,500	50,980	163,184	256,664
Sean M. Maloney	37,500	44,974	163,184	245,658
Elizabeth A. Nelson	37,500	44,974	163,184	245,658
Charles J. Robel	50,000	59,974	163,184	273,158
Steven M. West	43,750	52,474	163,184	259,408

(c)	Reflects the pro rata grant date fair value of stock awards and option awards earned by the directors during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2010 Annual Report on Form 10-K filed on March 19, 2010. These amounts do not correspond to the actual value that will be realized by the Directors upon the vesting of stock awards, the exercise of stock options, or the sale of the common stock underlying such awards.

As outlined in footnote (b) above, the following restricted stock grants reflect the portion of director’s fees earned that were settled in restricted stock at a rate of $1.20 worth of stock for each $1.00 of cash compensation. The following table shows the amounts and fair values of the options granted in fiscal 2010 and the total amounts and fair values of restricted stock awarded in fiscal 2010, as discussed above:

Name	Restricted Stock		Options
	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
Mark A. Bertelsen	—	$—	N/A	—	$—	$—
Crawford W. Beveridge	7,500	167,925	6/11/2009	20,000	22.40	163,184
J. Hallam Dawson	4,018	89,963	6/11/2009	20,000	22.40	163,184
Per-Kristian Halvorsen	4,554	101,964	6/11/2009	20,000	22.40	163,184
Sean M. Maloney	4,018	89,963	6/11/2009	20,000	22.40	163,184
Elizabeth A. Nelson	2,009	44,982	6/11/2009	20,000	22.40	163,184
Charles J. Robel	5,357	119,943	6/11/2009	20,000	22.40	163,184
Steven M. West	2,545	56,983	6/11/2009	20,000	22.40	163,184

The aggregate number of each director’s stock options outstanding at January 31, 2010 is disclosed in the table below:

Name	Option Awards Outstanding (#)
Mark A. Bertelsen	150,000
Crawford W. Beveridge	140,000
J. Hallam Dawson	260,000
Per-Kristian Halvorsen	120,000
Sean M. Maloney	90,000
Elizabeth A. Nelson	90,000
Charles J. Robel	90,000
Steven M. West	90,000

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2010 (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	28,724	$27.50	33,690	(1)
Equity compensation plans not approved by security holders(2)	1,183	9.95	—

Total	29,907	$26.80	33,690

(1)	Included in this amount are 26.4 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.

(2)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2010, for each person or entity who is known by the Company to own beneficially more than five percent of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 46 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
T. Rowe Price Associates, Inc.(4)	24,077,761	10.4%
UBS Global Asset Management Americas Inc.(5)	13,144,622	5.7%
BlackRock, Inc.(6)	12,373,930	5.4%

Non-Employee Directors:
Crawford W. Beveridge(7)	152,437	*
J. Hallam Dawson(8)	298,947	*
Per-Kristian Halvorsen(9)	107,232	*
Sean M. Maloney(10)	59,881	*
Mary T. McDowell(11)	—	*
Elizabeth A. Nelson(12)	57,872	*
Charles J. Robel(13)	62,008	*
Steven M. West(14)	57,463	*

Named Executive Officers:
Carl Bass(15)	1,820,524	*
Mark J. Hawkins(16)	39,459	*
George M. Bado(17)	234,009	*
Jay Bhatt(18)	191,020	*
Robert L. Kross(19)	292,821	*
All directors and executive officers as a group (19 individuals)(20)	4,479,622	1.9%

*	Represents less than one percent (1 percent) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2010 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2010 was 231,155,010.
(4)	As of December 31, 2009, the reporting date of T. Rowe Price Associates, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2010, T. Rowe Price Associates, Inc. was deemed to have sole voting power with respect to 7,079,855 shares and sole dispositive power with respect to 24,077,761 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	As of December 31, 2009, the reporting date of UBS Global Asset Management Americas, Inc. most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 11, 2010, UBS Global Asset Management was deemed to have sole voting power with respect to 10,036,645 shares and sole dispositive power with respect to zero shares. The address of UBS Global Asset Management, Inc. is One North Wacker Drive, Chicago, Illinois 60606.

(6)

As of December 31, 2009, the reporting date of BlackRock Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 29, 2010, BlackRock Inc. was deemed to have sole voting power with respect to 12,373,930 shares and sole dispositive power with respect to 12,373,930 shares. The address of BlackRock Inc. 55 East 52nd Street, New York, New York 10055.

(7)	Includes 120,000 shares subject to options exercisable within 60 days of March 31, 2010.
(8)	Includes 240,000 shares subject to options exercisable within 60 days of March 31, 2010.
(9)	Includes 100,000 shares subject to options exercisable within 60 days of March 31, 2010.
(10)	Includes 53,500 shares subject to options exercisable within 60 days of March 31, 2010.
(11)	Includes no shares subject to options exercisable within 60 days of March 31, 2010.
(12)	Includes 53,500 shares subject to options exercisable within 60 days of March 31, 2010.
(13)	Includes 53,500 shares subject to options exercisable within 60 days of March 31, 2010.
(14)	Includes 53,500 shares subject to options exercisable within 60 days of March 31, 2010.
(15)	Includes 1,762,500 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.
(16)	Includes 37,500 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.
(17)	Includes 190,000 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.
(18)	Includes 156,742 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.
(19)	Includes 272,384 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.
(20)	Includes 4,129,526 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among the Company and its wholly-owned subsidiaries and any Related Party, as defined, requires the prior written approval of the Chief Financial Officer. Non-routine Transactions with vendors and suppliers to the Company and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Party Transactions

During fiscal 2010, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as principal outside legal counsel to Autodesk. Mark A. Bertelsen, who was a director of Autodesk from February 1, 2009 through June 11, 2009, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. During fiscal 2010, payments by Autodesk to Wilson Sonsini Goodrich & Rosati were less than one percent of such firm’s revenues in the last fiscal year and less than 0.1 percent of our revenues for our fiscal 2010. We believe that the services performed by Wilson Sonsini Goodrich  & Rosati were provided on terms no more or less favorable than those with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10 percent Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The NASDAQ Stock Market. Such executive officers, directors and 10 percent Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2010, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2010 with management and Ernst & Young LLP, Autodesk’s independent registered public accounting firm. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” each as currently in effect. We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charles J. Robel (Chairman)
J. Hallam Dawson
Elizabeth A. Nelson

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to vote at your earliest convenience.

THE BOARD OF DIRECTORS

April 27, 2010

San Rafael, California

APPENDIX A

AUTODESK, INC.

EXECUTIVE INCENTIVE PLAN

AS AMENDED AND RESTATED MARCH 26, 2010

1) Purposes of the Plan. This Autodesk, Inc. Executive Incentive Plan sets forth the plan for payment of cash bonuses to those executive officers of the Company designated for participation and is intended to increase stockholder value and the success of the Company by motivating executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as Performance-Based Compensation as well as of bonuses which are not intended to qualify as Performance-Based Compensation.

2) Definitions.

(a) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(b) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(c) “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Position” means the Company’s level of cash and cash equivalents.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation and Human Resources Committee of the Board, or a sub-committee of the Compensation and Human Resources Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h) “Company” means Autodesk, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(i) “Earnings Per Share” means, as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(j) “Fiscal Year” means a fiscal year of the Company.

(k) “Maximum Award” means as to any Participant for any Performance Period, $4 million.

(l) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(m) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(n) “Operating Margins” means the ratio of Operating Income to Annual Revenue.

(o) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(p) “Participant” means an eligible executive or key employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(q) “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(r) “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

(s) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(t) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Margins, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales and (k) Total Stockholder Return, or such similar objectively determinable financial or other measures as may be adopted by the Committee. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The measures which constitute the Performance Goals may, at the discretion of the Committee, be based on Pro Forma numbers and may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(u) “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(v) “Plan” means this Autodesk, Inc. Executive Incentive Plan.

(w) “Plan Year” means the Company’s fiscal year.

(x) “Pro Forma” means calculation of a Performance Goal in a manner that excludes extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options and/or other equity compensation or the like, instead of conforming to generally accepted accounting principles.

(y) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(z) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(aa) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(bb) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(cc) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(dd) “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(ee) “Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

(ff) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3) Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m) to the extent the Committee intends that bonuses payable hereunder constitute performance-based compensation under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

ii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

iii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

iv) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other key employees who are specifically designated by the Committee for participation in the Plan in its sole discretion. Executives who earn sales commissions are generally not included in the Plan. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5) Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

6) Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

7) Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8) Payout Determination; Award Payment.

(a) Payout Determination and Certification. On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 1/2 months after the end of the applicable Performance Period.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9) Non-Performance-Based Compensation Bonuses. Notwithstanding and without regard to any other provision in this Plan, the Committee may determine to pay cash bonuses hereunder that are not intended to constitute Performance-Based Compensation and which shall be payable pursuant to such terms and conditions as the Committee may determine in its sole discretion; provided, however, that in no event shall payment of a bonus hereunder that is not intended to be Performance-Based Compensation be contingent upon failure to achieve the performance goals under an otherwise performance-based arrangement, in accordance with Section 1.162-27(e)(2)(v) of the regulations promulgated under Section 162(m).

10) Term of Plan. The Plan was approved by the Company’s stockholders on June 23, 2005, and shall continue until terminated under Section 11 of the Plan.

11) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

12) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

13) At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

14) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

16) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

17) Governing Law. The Plan shall be governed by the laws of the State of California.

APPENDIX B

AUTODESK, INC.

2008 EMPLOYEE STOCK PLAN

(AS AMENDED AND RESTATED EFFECTIVE

AS OF JUNE [    ], 2010)*

1. Purposes of the Plan. The purposes of this 2008 Employee Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock and Restricted Stock Units as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Restricted Stock Units.

(d) “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

*	The Plan was originally adopted by the Board on September 8, 2007 and approved by the stockholders on November 6, 2007. The Plan as amended and restated via Board approval on March 26, 2010, and was approved by the stockholders on June [ ], 2010, to become effective on June [ ], 2010.

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.

(k) “Date of Grant” means, with respect to an Award, the date that the Award is granted and its exercise price is set (if applicable), consistent with Applicable Laws and applicable financial accounting rules.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Earnings Per Share” means, as to any Performance Period, the Company’s or a business unit’s fully diluted earnings per share as defined by generally accepted accounting principles.

(o) “Effective Date” means June 10, 2010.

(p) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(s) “Fiscal Year” means a fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Net Income” means, as to any Performance Period, the net income of the Company for the Performance Period determined in accordance with generally accepted accounting principles.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(x) “Operating Margins” means the ratio of Operating Income to Revenue.

(y) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(bb) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award granted under the Plan.

(dd) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Operating Margins, and (e) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) on Pro Forma numbers, (ii) in absolute terms, (iii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iv) on a per share and/or share per capita basis, (v) against the performance of the Company as a whole or against particular segments or products of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

(ee) “Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

(gg) “Plan” means this 2008 Employee Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

(hh) “Pro Forma” means calculation of a Performance Goal in a manner that excludes certain unusual or non-cash expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options, other equity compensation or the like, acquisition related expenses, extraordinary items, income or loss from discontinued operations, and/or gains or losses from early extinguishment of debt instead of conforming to generally accepted accounting principles.

(ii) “Restricted Stock” means an Award granted to a Participant pursuant to Section 9.

(jj) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.

(kk) “Revenue” means the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 15,500,000 Shares plus that number of shares remaining for issuance under the 2008 Plan as of June [    ], 2010, not to exceed 500,000 shares. No more than 2,500,000 of the Shares available under the Plan may be issued pursuant to Awards that are not Options.

(b) The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in this Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Employees to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. With respect to Options, such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards granted hereunder;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Awards may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Term of Plan. The Plan, as amended and restated, shall become effective on June 10, 2010 and continue in effect until June 30, 2013, expiring at the close of business, pacific daylight time, on June 30, 2013.

8. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than a total of 1,500,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service. The Administrator may grant Incentive Stock Options, Nonstatutory Stock Options, or a combination thereof.

(b) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than ten (10) years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five (5) years from the Date of Grant. Subject to the five (5) and ten (10) years limits set forth in the preceding sentence, the Administrator may, after an Option is granted, extend the maximum term of the Option. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 8(b) shall comply with Code Section 409A.

(c) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

Notwithstanding the foregoing, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant.

(d) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for (a) Awards with a lower exercise price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c).

(e) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery to the Company of (A) a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and (B) the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(g) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(h) Termination of Relationship as an Employee. If a Participant ceases to be an Employee, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Disability. If a Participant ceases to be an Employee as a result of the Participant’s Disability, the Participant may exercise his or her Option for twelve (12) months following the Participant’s termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) Death of Participant. If a Participant dies while an Employee, the Option may be exercised for twelve (12) months following Participant’s death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(k) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(k), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

9. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 300,000 Shares of Restricted Stock (and/or Restricted Stock Units); provided, however, that such limit shall be 600,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 9(d).

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iii) Legend on Certificates. The Administrator, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(e) Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9(d)(iii) removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(f) Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

(h) Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 300,000 Restricted Stock Units (and/or Shares of Restricted Stock); provided, however, that such limit shall be 600,000 Restricted Stock Units in the Participant’s first Fiscal Year of Company service.

(b) Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

(c) Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(i) General Performance Objectives or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee).

(ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e) Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.

(f) Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 18). The Administrator, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

(g) Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company and, except as otherwise determined by the Administrator, again shall be available for grant under the Plan.

11. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during any leave of absence approved by the Administrator.

12. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.

13. Adjustments Upon Changes in Capitalization.

(a) Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share of Common Stock covered by each such outstanding Award and the 162(m) Fiscal Year share issuance limits under Sections 8(a), 9(a) and 10(a) hereof, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control. In the event of a Change of Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse and all Restricted Stock Units shall become fully vested; provided, however, that, with respect to Awards with performance-based vesting, including but not limited to Restricted Stock and Restricted Stock Units, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option is not assumed or substituted in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this paragraph, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or upon the payout of the Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval. For this purpose, the following shall be considered material amendments requiring stockholder approval: (i) increasing the benefits accruing to Plan participants, (ii) increasing the number of Shares that may be issued under the Plan (other than in accordance with Section 13(a) hereof), (iii) modifying the requirements for participation under the Plan or (iv) as otherwise may be required by Applicable Laws.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

15. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of Shares pursuant to an Award, the Company may require the person exercising or receiving Shares pursuant to an Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Deferrals. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

19. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

20. No Rights as Stockholder. Except to the limited extent provided in Section 9(f), no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

21. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Administrator (in its discretion), the Participant’s Award may, in the Administrator’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

22. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or the applicable Award Agreement to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

23. Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount so withheld shall not exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

24. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

25. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

26. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

27. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

28. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

29. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

VOTE BY INTERNET - www.proxyvote.com
AUTODESK, INC. 111 MCINNIS PARKWAY SAN RAFAEL, CA 94903	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain

1a Carl Bass	☐	☐	☐

1b Crawford W. Beveridge	☐	☐	☐			For	Against	Abstain

1c J. Hallam Dawson	☐	☐	☐	3	Approve the Autodesk, Inc., Executive Incentive Plan as amended, pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended.	☐	☐	☐

1d Per-Kristian Halvorsen	☐	☐	☐

1e Sean M. Maloney	☐	☐	☐	4	Approve amendments to the Autodesk, Inc., 2008 Employee Stock Plan, as amended.	☐	☐	☐

1f Mary T. McDowell	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1g Charles J. Robel	☐	☐	☐

1h Steven M. West	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
2 Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2011.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report is/are available at www.proxyvote.com.

2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2010, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of Autodesk to be held on June 10, 2010, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2011, FOR the approval of the amendments to the executive incentive plan and FOR the amendments to the 2008 employee stock plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side